Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

All Outstanding Common Shares

OF

SOMANETICS CORPORATION

at

$25.00 Net Per Common Share

BY

COVIDIEN DE CORP.

a wholly owned subsidiary of

UNITED STATES SURGICAL CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M.

NEW YORK CITY TIME, ON JULY 27, 2010, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 16, 2010, among United States Surgical Corporation (“USSC”), Covidien DE Corp., a Delaware corporation and direct wholly owned subsidiary of USSC (“Covidien DE”), and Somanetics Corporation, a Michigan corporation (“Somanetics”).

The board of directors of Somanetics has unanimously (i) duly and validly approved and taken all corporate action required by applicable law to be taken by the Somanetics board of directors to adopt and approve the Merger Agreement and thereby authorize the consummation of the transactions contemplated hereby, (ii) resolved that the Merger Agreement is advisable and in the best interests of the shareholders of Somanetics, and (iii) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that the shareholders of Somanetics accept the Offer, tender their Common Shares of Somanetics, $0.01 par value per share (the “Shares”), in the Offer to Covidien DE pursuant to the Offer, and, if necessary, vote for the adoption and approval of the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer (as extended in accordance with the Merger Agreement) that number of Shares which, when added to any Shares owned by USSC and any subsidiary of USSC, represents a majority of the issued and outstanding Shares (which, for purposes of such calculation, includes all Shares that Somanetics may be required to issue pursuant to options that are outstanding at that date, regardless of the exercise price, the vesting schedule or other terms and conditions thereof), and the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is also conditioned upon the satisfaction of other conditions set forth in Section 14 “Certain Conditions of the Offer” of this Offer to Purchase.

Questions and requests for assistance may be directed to Laurel Hill Advisory Group, LLC, the Information Agent for the Offer, at the address and telephone number set forth on the back cover of this Offer to Purchase. Shareholders of Somanetics may obtain additional copies of this Offer to Purchase, the Letter of Transmittal (the “Letter of Transmittal”), the Notice of Guaranteed Delivery or any other tender materials from the Information Agent and may also contact their brokers, dealers, banks, trust companies or other nominees for copies of these documents.

June 25, 2010

IMPORTANT

Any shareholder desiring to tender all or any portion of such shareholder’s Shares must:

1.	For Shares that are registered in such shareholder’s name and held as physical certificates:

•	complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

•	have such shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•

mail or deliver the Letter of Transmittal, the certificates for such Shares and any other required documents to BNY Mellon Shareowner Services (the “Depositary”) at one of its addresses set forth on the back cover of this Offer to Purchase.

2.	For Shares that are registered in such shareholder’s name and held in book-entry form:

•

complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 2 “Procedures for Tendering Shares” of this Offer to Purchase);

•	if using the Letter of Transmittal, have such shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal;

•

deliver an Agent’s Message or the Letter of Transmittal, together with any other documents required by the Letter of Transmittal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•	transfer the Shares through book-entry transfer into the Depositary’s account.

3.	For Shares that are registered in the name of a broker, dealer, bank, trust company or other nominee, contact such broker, dealer, bank, trust company or other nominee and request that such broker, dealer, bank, trust company or other nominee tender the Shares to us before the expiration of the Offer.

The Letter of Transmittal, the certificates for the Shares and any other required documents must reach the Depositary before the expiration of the Offer (currently scheduled for 12:01 a.m., New York City time, on July 27, 2010, unless extended), unless the procedures for guaranteed delivery described in Section 2 “Procedures for Tendering Shares” of this Offer to Purchase are followed.

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SUMMARY TERM SHEET

Securities Sought:	All outstanding common shares, par value $0.01 per share (the “Shares”), of Somanetics Corporation

Price Offered Per Share:	$25.00 per Share in cash, without interest, less applicable withholding taxes

Scheduled Expiration Date:	12:01 a.m. New York City time on Tuesday, July 27, 2010

Purchaser:	Covidien DE Corp., a direct wholly owned subsidiary of United States Surgical Corporation

Somanetics Board Recommendation:	The board of directors of Somanetics unanimously recommends that you accept the Offer and tender your Shares into the Offer.

The following are some of the questions that you, as a shareholder of Somanetics Corporation (“Somanetics”), may have and answers to those questions as well as references to where in this Offer to Purchase you might find additional information. We urge you to carefully read the remainder of this Offer to Purchase, the Letter of Transmittal and the other documents to which we have referred because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. In this Summary Term Sheet, unless the context otherwise requires, the terms “we,” “our” and “us” refer to Covidien DE Corp.

Who is offering to buy my Somanetics Shares?

Our name is Covidien DE Corp. (“Covidien DE”). We are a direct, wholly owned subsidiary of United States Surgical Corporation, a Delaware corporation (“USSC”) and indirect wholly owned subsidiary of Covidien plc, an Irish company. We are a Delaware corporation formed for the purpose of acquiring all of the outstanding Shares of Somanetics. See the “Introduction” and Section 9 “Certain Information Concerning USSC and Covidien DE” of this Offer to Purchase.

What are the classes and amounts of Somanetics securities that you are offering to purchase in the Offer?

We are seeking to acquire all issued and outstanding Shares.

How much are you offering to pay?

We are offering to pay $25.00 per share, net to you, in cash, for each outstanding Share (such price, or any higher price per share as may be paid pursuant to the Offer, is referred to in this Offer to Purchase as the “Offer Price”), less any applicable withholding tax.

Will I have to pay any fees, commissions or transfer taxes?

You are responsible for paying any fees or expenses you incur in tendering your Shares in the Offer. If you are the record owner of your Shares and you tender your Shares to the depositary for the Offer, BNY Mellon Shareowner Services (the “Depositary”), you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. You may be required to pay transfer taxes under certain circumstances described in the Letter of Transmittal. See the “Introduction” of this Offer to Purchase.

Do you have the financial resources to make payment?

USSC, our parent company, will provide us with sufficient funds to purchase all of the outstanding Shares that are validly tendered and to pay our related fees and expenses. See Section 10 “Source and Amount of Funds” of this Offer to Purchase.

Is your financial condition relevant to my decision to tender in the Offer?

No. Our financial condition is not relevant to your decision to tender your Shares in the Offer because:

•	we have sufficient funds available through our parent company, USSC, to purchase all Shares validly tendered in the Offer;

•	Covidien International Finance S.A., the indirect parent company of USSC, has provided a guaranty for the payment of all Shares purchased in the Offer;

•	the Offer is not subject to any financing condition;

•	the Offer is for all of the outstanding Shares of Somanetics, and we will purchase such Shares solely for cash; and

•	if we consummate the Offer, we expect to acquire any remaining Shares for the same cash price through a second-step merger.

See Section 10 “Source and Amount of Funds” of this Offer to Purchase.

Will the Offer be followed by a second-step merger if all the Shares are not tendered in the Offer?

If the Offer is completed and the other conditions to the merger are satisfied or waived, we will merge with and into Somanetics (the “Merger”). Under Michigan law, if Covidien DE acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Covidien DE will be able to effect the Merger after consummation of the Offer without a vote by Somanetics’ shareholders. If Covidien DE acquires, pursuant to the Offer or otherwise, less than 90% of the outstanding Shares, the affirmative vote of the holders of a majority of the outstanding Shares will be required under Michigan law to effect the Merger. If the Merger takes place, USSC will own all of the Shares of Somanetics and all Somanetics shareholders who did not tender their Shares will receive the Offer Price. There are no appraisal rights available in connection with the Offer or the Merger. See the “Introduction” of this Offer to Purchase. See also Section 12 “Purpose of the Offer; the Merger Agreement; Plans for Somanetics” of this Offer to Purchase for a description of the conditions to the Merger.

What is the Top-Up Option and when could it be exercised?

Somanetics has granted us an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and conditions set forth in the Merger Agreement, to purchase at a price per share equal to the Offer Price up to that number of newly issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by us or USSC at the time of exercise of the Top-Up Option, will constitute one share more than 90% of the Shares outstanding immediately after the issuance of the Top-Up Shares, (after giving effect to the exercise of the Top-Up Option but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee). However, the Top-Up Option will not be exercisable for a number of Shares in excess of the Shares authorized and unissued at the time of exercise of the Top-Up Option, and the Top-Up Option may not be exercised unless, following the time we accept the Shares in the Offer or after a subsequent offering period, 80% or more of the Shares will be directly or indirectly owned by us or USSC. The purpose of the Top-Up Option is to permit us to complete the Merger without a special meeting of Somanetics shareholders under the “short form” merger provisions of Michigan law.

If I decide not to tender, how will the Offer affect my Shares?

If the Merger takes place, you will receive the same amount of cash per share that you would have received had you tendered your Shares in the Offer. Therefore, if the Merger takes place, the only difference between tendering your Shares and not tendering your Shares in the Offer is that you will be paid earlier if you tender your Shares. However, if the Merger does not take place, the number of shareholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares. Also, the Shares may no longer be eligible to be traded on The Nasdaq Global Market or any other securities exchange, and Somanetics may cease being required to make filings with the Securities and Exchange Commission (the “SEC”) or otherwise cease being required to comply with the SEC’s rules relating to publicly held companies. See Section 7 “Possible Effects of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations” and Section 12 “Purpose of the Offer; the Merger Agreement; Plans for Somanetics” of this Offer to Purchase.

How long do I have to tender in the Offer?

You will have until 12:01 a.m., New York City time, on Tuesday, July 27, 2010, to tender your Shares in the Offer, unless we extend the expiration of the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 1 “Terms of the Offer” and Section 2 “Procedures for Tendering Shares” of this Offer to Purchase.

Can the Offer be extended?

If the conditions of the Offer have not been satisfied or waived and the Merger Agreement has not been terminated, we may extend the Offer, for up to two successive periods of up to 20 business days per extension period until all conditions to the Offer have been satisfied or waived. We may also extend the Offer for an additional period of at least three business days but not more than 20 business days beginning after we have purchased Shares tendered during the Offer as a “subsequent offering period” in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We do not currently intend to provide a subsequent offering period, although we reserve the right to do so.

Somanetics may also require us to extend the Offer for up to two successive extension periods of not more than 10 business days per extension period in the event all the conditions to the Offer are not satisfied or waived and the board of directors of Somanetics has not withdrawn, withheld, qualified or modified, in a manner adverse to the transactions contemplated by the Merger Agreement to USSC or us, the Company Board Recommendation (defined below) or publicly proposed to do the foregoing, or approved or recommended or publicly proposed or recommended an alternative acquisition proposal. In addition, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer.

See Section 1 “Terms of the Offer” of this Offer to Purchase.

How will I be notified if the Offer is extended?

If we extend the Offer or provide a subsequent offering period, we will inform the Depositary of that fact, and we will make a public announcement of the extension or subsequent offering period no later than 9:00 a.m., New York City time, on the next business day following the scheduled expiration date of the Offer (including any extension of the Offer). See Section 1 “Terms of the Offer” of this Offer to Purchase.

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What are the most significant conditions to the Offer?

We are not obligated to purchase any Shares if:

•

immediately prior to the expiration of the Offer, the number of Shares validly tendered and not validly withdrawn, together with any Shares beneficially owned by USSC or any subsidiary of USSC, does not equal at least a majority of the Shares then outstanding on a fully diluted basis (which, for purposes of such calculation, includes all restricted Shares subject to vesting and all Shares that Somanetics may be required to issue pursuant to options that are outstanding at that date, regardless of the exercise price, the vesting schedule or other terms and conditions thereof); or

•

immediately prior to the expiration of the Offer, any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or otherwise been terminated.

The Offer is also subject to a number of other conditions. See Section 14 “Certain Conditions of the Offer” of this Offer to Purchase.

How do I tender my Shares?

If your Shares are registered in your name and are held as physical certificates, you must:

•	complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

•	have your signature on the Letter of Transmittal guaranteed if required by the instructions to the Letter of Transmittal; and

•	mail or deliver the Letter of Transmittal, the certificates for your Shares and any other documents required by the Letter of Transmittal to the Depositary.

If your Shares are registered in your name and are held in book-entry form, you must:

•	complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an agent’s message;

•	if using the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if required by the instructions to the Letter of Transmittal;

•	deliver an agent’s message or the Letter of Transmittal, together with any other documents required by the Letter of Transmittal to the Depositary; and

•	transfer your Shares through book-entry transfer into the account of the Depositary.

If your Shares are held in street name (i.e., through a broker, dealer, bank, trust company or nominee), you must contact your broker, dealer, bank, trust company or other nominee and request that your Shares be tendered in the Offer.

For additional information on the procedures for tendering your Shares, see Section 2 “Procedures for Tendering Shares” of this Offer to Purchase.

Until what time can I withdraw previously tendered Shares?

You can withdraw Shares at any time until the Offer has expired. Also, if we have not accepted and paid for your Shares by August 24, 2010, you can withdraw Shares at any time thereafter until we do accept your Shares for payment. You will not have the right to withdraw Shares tendered during any subsequent offering period, if we elect to provide one. See Section 1 “Terms of the Offer” and Section 3 “Withdrawal Rights” of this Offer to Purchase.

How do I withdraw previously tendered Shares?

You or your nominee must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares. See Section 1 “Terms of the Offer” and Section 3 “Withdrawal Rights” of this Offer to Purchase.

Can holders of share options participate in the tender offer?

The Offer is only for Shares and not for any options to acquire Shares. If you hold unexercised share options and you wish to participate in the Offer, you must exercise your share options in accordance with the terms of the applicable share option plan, and tender the Shares received upon the exercise in accordance with the terms of the Offer. See Section 12 “The Purpose of the Offer; the Merger Agreement; Plans for Somanetics — Stock Options and Company Restricted Shares” of this Offer to Purchase. In the event that you do not choose to do so, your share options, without regard to whether vested or exercisable, will be canceled at the Effective Time and you shall receive, promptly following the Effective Time, an amount equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such share option and (y) the number of unexercised Shares subject thereto, which amount shall be net of withholding taxes.

When and how will I be paid for my tendered Shares?

Unless the Offer is extended in accordance with the Merger Agreement, within one business day after the later of: (1) the earliest date as of which we are permitted to accept for payment Shares tendered pursuant to the Offer and (2) the earliest date on which the conditions to the Offer have been satisfied or waived, we will accept for payment all validly tendered and not validly withdrawn Shares. Promptly after the acceptance for payment of Shares tendered pursuant to the Offer, we will pay for these Shares. If there is a subsequent offering period, we would pay for all validly tendered Shares promptly after they are tendered. See Section 4 “Acceptance for Payment and Payment” of this Offer to Purchase.

What does the board of directors of Somanetics think of the Offer?

At a meeting held on June 13, 2010, the board of directors of Somanetics unanimously (i) duly and validly approved and took all corporate action required by applicable law to be taken by the Somanetics board of directors to adopt and approve the Merger Agreement and thereby authorize the consummation of the transactions contemplated hereby, (ii) resolved that the Merger Agreement is advisable and in the best interests of the shareholders of Somanetics, and (iii) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that the shareholders of Somanetics accept the Offer, tender their Shares to Covidien DE pursuant to the Offer, and, if necessary, adopt and approve the Merger Agreement and thereby approve the Merger (all such recommendations, the “Company Board Recommendation”). See the “Introduction” to this Offer to Purchase.

Have any Somanetics shareholders agreed to tender their Shares?

Yes. All of the directors and executive officers of Somanetics have indicated their intention to tender all Shares held by them into the Offer. Additionally, we and USSC have entered into a Tender and Voting Agreement with the chief executive officer of Somanetics. This agreement provides among other things, that he will tender in the Offer any Shares owned of record by him or for which he has sole dispositive power. He has agreed not to withdraw such Shares from the Offer unless the Tender and Voting Agreement is terminated in accordance with its terms, including if the Merger Agreement is terminated. As of June 16, 2010, the Tender and Voting Agreement covered 124,691 Shares, 62,800 restricted Shares subject to vesting and options to purchase 553,919 Shares. See Section 12 “The Purpose of the Offer; the Merger Agreement; Plans for Somanetics — Tender and Voting Agreement” of this Offer to Purchase.

What is the market value of my Shares as of a recent date?

On June 15, 2010, the last trading day before we and Somanetics publicly announced the execution of the merger agreement, the last sale price of the Shares reported on The Nasdaq Global Market was $18.90 per share. On June 24, 2010, the last trading day before we commenced the Offer, the last sale price of the Shares was $24.95 per share. We advise you to obtain a recent quotation for Shares of Somanetics in deciding whether to tender your Shares. See Section 6 “Price Range of the Shares; Dividends on the Shares” of this Offer to Purchase.

What are the United States federal income tax consequences of tendering Shares?

The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder (as defined in Section 5 “Material U.S. Federal Income Tax Consequences of the Offer and the Merger”) who sells Shares pursuant to the Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis in the Shares sold pursuant to the Offer. Shareholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Offer. See Section 5 “Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

To whom can I talk if I have questions about the tender offer?

Laurel Hill Advisory Group, LLC (“Laurel Hill”) toll-free at (866) 351-1539. Banks and Brokers can call Laurel Hill collect at (917) 338-3181. Laurel Hill is acting as the information agent for the Offer. See the back cover of this Offer to Purchase.

To: All Holders of Common Shares of Somanetics Corporation

INTRODUCTION

Covidien DE Corp., a Delaware corporation (“Covidien DE”) and direct wholly owned subsidiary of United States Surgical Corporation, a Delaware corporation (“USSC”), hereby offers to purchase all of the outstanding Common Shares, $0.01 par value per share (the “Shares”), of Somanetics Corporation, a Michigan corporation (“Somanetics”), at a price of $25.00 per share, net to you, in cash, for each outstanding Share (such price, or any higher price per share as may be paid pursuant to the Offer, is referred to in this Offer to Purchase as the “Offer Price”), less any applicable withholding tax, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). In this Offer to Purchase, unless the context requires otherwise, the terms “we,” “our” and “us” refer to Covidien DE.

We are a Delaware corporation newly formed in connection with the Offer and the transactions contemplated by the Merger Agreement (as hereinafter defined). USSC is an indirect wholly owned subsidiary of Covidien plc, a publicly held, global healthcare products company whose shares are traded on The New York Stock Exchange under the symbol “COV.” For additional information about us and USSC, see Section 9 “Certain Information Concerning USSC and Covidien DE.”

Tendering shareholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares through banks, brokers or other nominees should check with such institutions as to whether they charge any service fees. We will pay all fees and expenses of BNY Mellon Shareowner Services, which is acting as the Depositary (the “Depositary”) and Laurel Hill Advisory Group, LLC, which is acting as the Information Agent (the “Information Agent”), incurred in connection with the Offer. See Section 16 “Fees and Expenses” of this Offer to Purchase.

The Offer is being made pursuant to the Agreement and Plan of Merger dated as of June 16, 2010 (the “Merger Agreement”), among USSC, Covidien DE and Somanetics, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, we will be merged with and into Somanetics, with the surviving entity, Somanetics, becoming a direct wholly owned subsidiary of USSC (the “Merger”). In the Merger, each outstanding Share (other than Shares owned by us, USSC or Somanetics) will be converted into the right to receive the Offer Price in cash, without interest thereon.

The Merger Agreement is more fully described in Section 12 “Purpose of the Offer; the Merger Agreement; Plans for Somanetics” of this Offer to Purchase.

At a meeting held on June 13, 2010, the board of directors of Somanetics unanimously, (i) duly and validly approved and took all corporate action required by applicable law to be taken by the Somanetics board of directors to adopt and approve the Merger Agreement and thereby authorize the consummation of the transactions contemplated hereby, (ii) resolved that the Merger Agreement is advisable and in the best interests of the shareholders of Somanetics, and (iii) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that the shareholders of Somanetics accept the Offer, tender their Shares to Covidien DE pursuant to the Offer, and, if necessary, adopt and approve the Merger Agreement and thereby approve the Merger (all such recommendations, the “Company Board Recommendation”). The factors considered by the board of directors of Somanetics in arriving at its decision to approve the Merger Agreement, the Offer and the Merger and to recommend that shareholders of Somanetics accept the Offer and tender their Shares in the Offer are described in Somanetics’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which will be filed with the Securities and Exchange Commission (the “SEC”) and will be mailed to shareholders of Somanetics.

The Offer is conditioned upon, among other things, (a) immediately prior to the expiration of the Offer, the number of Shares validly tendered and not withdrawn, together with any Shares beneficially owned by USSC or any subsidiary of USSC, equals at least a majority of the Shares then outstanding on a fully diluted basis (which, for purposes of such calculation, includes all restricted Shares subject to vesting and all Shares that Somanetics may be required to issue pursuant to options that are outstanding at that date, regardless of the exercise price, the vesting schedule or other terms and conditions thereof) (the “Minimum Condition”), and (b) immediately prior to the expiration of the Offer, any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or otherwise been terminated. The Offer is also subject to certain other conditions. See Section 14 “Certain Conditions of the Offer.”

Consummation of the Merger is subject to a number of conditions, including (a) adoption and approval by the shareholders of Somanetics of the Merger Agreement and approval by the shareholders of Somanetics of the Merger, if such adoption and approval is required under Somanetics’ certificate of incorporation or the MBCA (defined below), (b) the absence of any injunction issued and continuing or law that prohibits the consummation of the Merger and (c) that the Shares validly tendered and not withdrawn pursuant to the Offer are accepted for payment and paid for pursuant to the Offer and the terms of the Merger Agreement. In the event we acquire 90% or more of the outstanding Shares pursuant to the Offer or otherwise, we will be able to merge with and into Somanetics pursuant to the “short-form” merger provisions of the Michigan Business Corporation Act (the “MBCA”), without prior notice to, or any action by, any other shareholder of Somanetics. In addition, in order to facilitate a short-form merger following the completion of the Offer, Somanetics has granted us an irrevocable option (the “Top-Up Option”) to purchase at a price per share equal to the Offer Price up to that number of newly issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by us or USSC at the time of exercise of the Top-Up Option, will constitute one share more than 90% of the Shares outstanding immediately after the issuance of the Top-Up Shares (after giving effect to the exercise of the Top-Up Option but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee). However, the Top-Up Option will not be exercisable for a number of Shares in excess of the Shares authorized and unissued at the time of exercise of the Top-Up Option, and the Top-Up Option may not be exercised unless, following the time we accept the Shares in the Offer or after a subsequent offering period, 80% or more of the Shares will be directly or indirectly owned by us or USSC. We may exercise the Top-Up Option once at any time following the time at which we first accept any Shares for payment pursuant to the Offer (the “Acceptance Time”); provided, that we can exercise the Top-Up Option on a second occasion, on the same terms and conditions set forth herein in the event the Shares that were subject to the guarantees of delivery were not properly tendered in the Offer. See Section 12 “Purpose of the Offer; the Merger Agreement; Plans for Somanetics — The Merger Agreement,” “ — Vote Required To Approve Merger” and “ — ‘Short-Form’ Merger Procedure.”

Somanetics has informed us that, as of June 16, 2010, (1) 11,953,384 Shares were issued (and not held by Somanetics as treasury shares, of which 329,775 are restricted Shares subject to vesting) and outstanding, (2) 1,794,137 Shares were issuable upon the exercise of outstanding options, (3) no Shares were issuable upon exercise of outstanding warrants and (4) no preferred shares were issued and outstanding. Based upon the foregoing and assuming that all options will vest on or before July 27, 2010, the Minimum Condition would be satisfied if at least 6,873,761 Shares are validly tendered and not validly withdrawn prior to the expiration of the Offer. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of options outstanding at the time of the expiration of the Offer. If the Minimum Condition is satisfied, and we accept for payment Shares tendered pursuant to the Offer, USSC may request Somanetics take all actions necessary to elect at least a majority of the members of Somanetics’ board of directors and would have sufficient voting power to effect the Merger without the affirmative vote of any other shareholder of Somanetics. See Section 12 “Purpose of the Offer; the Merger Agreement; Plans for Somanetics.”

We and USSC have entered into a Tender and Voting Agreement with Bruce J. Barrett, the President and Chief Executive Officer of Somanetics.

This agreement provides, among other things, that Mr. Barrett will tender his Shares in the Offer. Mr. Barrett’s Shares may only be withdrawn from the Offer if the Tender and Voting Agreement is terminated in accordance with its terms, including if the Merger Agreement is terminated. As of June 16, 2010, the Tender and Voting Agreement covered 124,691 Shares, 62,800 restricted Shares subject to vesting and options to purchase 553,919 Shares, totaling approximately 5.9% of the issued and outstanding Shares on that date (assuming full vesting and exercise of all of Mr. Barrett’s options and full vesting of Mr. Barrett’s restricted shares which are subject to vesting).

The Offer is made only for Shares and is not made for any share options to acquire Shares. Holders of unexercised options to purchase Shares may exercise such options in accordance with the terms of the applicable options and tender some or all of the Shares issued upon such exercise. See Section 12 “Purpose of the Offer; the Merger Agreement; Plans for Somanetics — Stock Options.”

The material U.S. federal income tax consequences to U.S. Holders (as defined below) of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5 “Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase.

This Offer to Purchase and the related Letter of Transmittal contain important information and you should read them carefully and in their entirety before you make any decision with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay $25.00 per Share net to the seller in cash, without interest thereon, for all such Shares validly tendered prior to the expiration of the Offer and not theretofore validly withdrawn in accordance with Section 3. The scheduled time and date for the expiration of the Offer is 12:01 a.m., New York City time, on July 27, 2010, unless we extend the period of time during which the Offer is open in accordance with the terms of the Merger Agreement.

In the event any condition to the Offer is not satisfied or waived as of the scheduled expiration of the Offer, we may, without the consent of Somanetics, extend the Offer for up to two additional successive periods of up to 20 business days per extension until all of the conditions to the Offer have been satisfied or waived. We may make such extension and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and making a public announcement no later than 9:00 a.m., New York City time, on the next business day following the scheduled expiration date of the Offer. Somanetics may also require us to extend the Offer for up to two successive extension periods of up to 10 business days per extension period in the event all of the conditions to the Offer are not satisfied or waived and the Somanetics board of directors has not (i) withdrawn, withheld, qualified or modified, or proposed to withdraw, withhold, qualify or modify, in a manner that is adverse to the transactions contemplated by the Merger Agreement (as defined below) to USSC or us, the recommendation to Somanetics’ shareholders to tender their Shares pursuant to the Offer and adopt the Merger Agreement and approve the Merger (as defined below), if applicable (the “Company Board Recommendation”), or (ii) recommended or approved, or proposed publicly to recommend or approve, a competing acquisition proposal (each of (i) and (ii), an “Adverse Recommendation Change”).

If, at the expiration of the Offer, all of the conditions to the Offer have been satisfied or waived but there have not been validly tendered and not withdrawn in the Offer that number of Shares necessary to permit the Merger to be effected without a meeting of Somanetics shareholders in accordance with Michigan Business Corporation Act (“MBCA”), we may elect to provide a “subsequent offering period” of at least three business days in accordance with Rule 14d-11 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). A subsequent offering period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender Shares not tendered in the Offer and receive the same per share amount paid in the Offer. During a subsequent offering period, we will immediately accept and promptly pay for Shares as they are tendered and tendering shareholders will not have withdrawal rights. We cannot elect to provide a subsequent offering period unless we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the expiration of the Offer and immediately begin the subsequent offering period. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so in our sole discretion.

Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

Subject to the next sentence, we may, at any time and from time to time, waive any condition to the Offer, by giving oral or written notice of such waiver to the Depositary. Without the prior written consent of Somanetics, we will not:

•	reduce the Offer Price to be paid pursuant to the Offer;

•	change the form of consideration payable in the Offer;

•	decrease the number of Shares sought to be purchased by us pursuant to the Offer;

•	waive or change the Minimum Condition;

•	impose additional conditions to the Offer or amend any conditions to the Offer to broaden their scope;

•	extend the Offer beyond a date that is 21 business days after commencement of the Offer or the last extension, if any, other than as allowed under the Merger Agreement; or

•	otherwise amend any other term or condition to the Offer in a manner materially adverse to the holders of Shares.

If immediately prior to the expiration of the Offer, any or all of the conditions to the Offer have not been satisfied or waived, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, we may:

•	unless forced to extend the Offer by Somanetics, terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders;

•

except as set forth above, extend the Offer and, subject to the right of shareholders to withdraw Shares until the expiration of the Offer, retain the Shares that have been tendered during the period or periods for which the Offer is extended; or

•	except as set forth above, amend the Offer.

Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof consistent with the requirements of the SEC. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to Business Wire. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders.

As described above, we may, subject to certain conditions, elect to provide a subsequent offering period. In the event we elect to provide a subsequent offering period, we will announce and begin the subsequent offering period in the notice announcing the results of the Offer that is issued no later than 9:00 a.m., New York City time, on the next business day after the expiration of the Offer. Somanetics has provided us with its shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Procedures for Tendering Shares

Valid Tender. A shareholder must follow one of the following procedures to validly tender Shares pursuant to the Offer:

•

for Shares held as physical certificates, the certificates for tendered Shares, a Letter of Transmittal properly completed and duly executed, any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer;

•

for Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered pursuant to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the expiration of the Offer; or

•	the tendering shareholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” prior to the expiration of the Offer.

The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the election and risk of the tendering shareholder. Shares and other required materials will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer of Shares, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer. Any financial institution that is a participant of the Book-Entry Transfer Facility’s system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder(s) of Shares (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled

“Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (2) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, the Stock Exchange Medallion Program or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (each of the foregoing, an “Eligible Institution”). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate share powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or share powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder’s certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit its certificates and all other required documents to reach the Depositary prior to the expiration of the Offer, such shareholder’s tender may be effected if all the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer; and

•

either (1) the certificates for tendered Shares together with a Letter of Transmittal, properly completed and duly executed, any required signature guarantees and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (2) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under “Book-Entry Transfer,” either a Letter of Transmittal, properly completed and duly executed, any required signature guarantees, or an Agent’s Message, and any other required documents, are received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which The Nasdaq Global Market (“Nasdaq”) is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Appointment as Proxy. By executing a Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent’s Message, in lieu of a Letter of Transmittal), a tendering shareholder will irrevocably appoint our designees as such shareholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by us. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given or executed, will not be effective). Our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares in respect of any annual, special, adjourned or postponed meeting of Somanetics’ shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. In order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Somanetics shareholders.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our reasonable discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders reasonably determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. Neither we nor any of USSC, Somanetics, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Backup Withholding. In order to avoid “backup withholding” at a rate of 28% of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder that is a “U.S. person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a shareholder does not provide such shareholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such shareholder, and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding at a rate of 28%. All shareholders that are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign shareholders should complete and sign an appropriate Form W-8 (instead of a Form W-9) in order to avoid backup withholding. The various IRS Forms  W-8 may be obtained from the Depositary or at www.irs.gov. See Instruction 9 to the Letter of Transmittal.

3. Withdrawal Rights

Except as otherwise provided in this Section 3, tenders of Shares are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the expiration of the Offer and, unless theretofore accepted and paid for pursuant to the Offer, at any time after August 24, 2010. In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 2 at any time prior to the expiration of the Offer.

We will determine in our reasonable discretion all questions as to the form and validity (including time of receipt) of any notice of withdrawal, which determination will be final and binding. Neither we nor any of USSC, Somanetics, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

4. Acceptance for Payment and Payment

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and will pay for all Shares validly tendered prior to the expiration of the Offer and not validly withdrawn in accordance with Section 3 promptly after the expiration of the Offer. If we provide a subsequent offering period, we will immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period. Subject to the Merger Agreement, we expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law or if other conditions to our obligations described in Section 14 “Certain Conditions of the Offer” are not satisfied. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer). If we are delayed in our acceptance for payment of or payment for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer, then, without prejudice to our rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to do so as described in Section 3 “Withdrawal Rights” of this Offer to Purchase.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates for such Shares, together with a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or (2) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2 “Procedures for Tendering Shares” of this Offer to Purchase, a Book-Entry Confirmation and either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or an Agent’s Message, and (3) any other documents required by the Letter of Transmittal.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to us and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering shareholders for the purpose of receiving payment and transmitting payment to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, as promptly as practicable after the expiration or termination of the Offer, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2 “Procedures for Tendering Shares” of this Offer to Purchase, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility).

We reserve the right to transfer or assign, in whole or from time to time in part, to USSC, or to one or more direct or indirect wholly owned subsidiaries of USSC, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. Material U.S. Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) of Shares sold in the Offer or converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

This summary is limited to U.S. Holders who hold Shares as capital assets. In addition, this summary does not address tax considerations that may be applicable to a U.S. Holder’s particular circumstances or to U.S. Holders that may be subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, S corporations, partnerships and other pass-through entities, trusts, shareholders liable for the alternative minimum tax, traders who elect to apply a mark-to-market method of accounting, U.S. expatriates and tax-exempt organizations), persons that own or have owned more than 5% of any class of shares by vote or by value (whether actually or constructively), dissenting shareholders or U.S. Holders who acquired Shares in connection with share option, share purchase or restricted share plans or in other compensatory transactions, or as part of a straddle, hedge, conversion, constructive sale or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. This summary does not address holders of options to purchase Somanetics Shares. In addition, this summary does not address any United States federal estate or gift tax consequences, nor any state, local or non-U.S tax consequences, of the Offer and the Merger.

BECAUSE YOUR INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this summary, a “U.S. Holder” is a Somanetics shareholder that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, or any state or political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for United States federal income tax purposes.

If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of the Offer and the Merger.

Effect of the Offer and Merger.

The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Shares in connection with the Offer or the Merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. For noncorporate taxpayers, long-term capital gains are generally taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger.

Information Reporting and Backup Withholding. Payments made to U.S. Holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct and such holder is not subject to backup withholding. Certain holders (including corporations) generally are exempt from backup withholding provided that they appropriately establish an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

6. Price Range of the Shares; Dividends on the Shares

The Shares are listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “SMTS.” The following table sets forth, for each of the periods indicated, the intra-day high and low sales prices per Share as reported on Nasdaq:

	High	Low
Year Ended December 31, 2008:
First Quarter	$29.53	$10.01
Second Quarter	22.00	14.60
Third Quarter	26.17	16.92
Fourth Quarter	22.00	14.11
Year Ended December 31, 2009:
First Quarter	$17.05	$10.18
Second Quarter	18.48	13.40
Third Quarter	16.77	12.90
Fourth Quarter	18.23	13.67
Year Ended December 31, 2010:
First Quarter	$21.37	$15.24
Second Quarter (through June 24, 2010)	24.99	17.01

On June 15, 2010, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price on Nasdaq was $18.90 per Share. On June 24, 2010, the last full trading day before commencement of the Offer, the last reported sales price on Nasdaq was $24.95 per Share. Shareholders are urged to obtain current market quotations for the Shares.

According to its Annual Report on Form 10-K for the year ended November 30, 2009 filed with the SEC, Somanetics historically has not declared or paid any cash dividends on the Shares and it does not intend to declare or pay any cash dividends on the Shares in the foreseeable future. Under the Merger Agreement, Somanetics is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of USSC.

7. Possible Effects of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations

Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

Share Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market LLC, a security must have a minimum bid price of $1, there must be at least 400 beneficial holders and/or holders of record and the security must meet one of three maintenance standards for continued listing on Nasdaq. The first maintenance standard requires that there be at least $10 million in shareholders’ equity, at least 750,000 publicly held shares, a market value of at least $5 million for all publicly held shares and at least two registered and active market makers for the shares. The second maintenance standard requires that the market value of listed securities is at least $50 million, there are at least 1.1 million publicly held shares with an aggregate market value of at least $15 million and at least four registered and active market makers for the shares. The third maintenance standard requires that the issuer’s total assets and total revenue each are at least $50 million for the most recently completed fiscal year or two of the three most recently completed fiscal years, there are at least 1.1 million publicly held shares with an aggregate market value of at least $15 million and at least four registered and active market makers for the shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered to be being publicly held for the purpose of the maintenance standards.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Somanetics to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Somanetics to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Somanetics, such as the short-swing profit-recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with shareholders’ meetings and the related requirement of furnishing an annual report to shareholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Somanetics and persons holding “restricted securities” of Somanetics to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. We intend to seek to cause Somanetics to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning Somanetics

Somanetics is a Michigan corporation with its principal offices at 2600 Troy Center Drive, Troy, Michigan 48084. The telephone number is (248) 244-1400. According to its Annual Report on Form 10-K for the year ended November 30, 2009 filed with the SEC, Somanetics develops, manufactures and markets the INVOS System, a non-invasive patient monitoring system that provides accurate, real-time blood oxygen measurements in the brain and elsewhere in the body in tissues beneath the sensor in patients greater than 2.5 kilograms, and continuously measures changes in blood oxygen levels for individuals of any weight. Somanetics’ Shares are traded on Nasdaq under the symbol “SMTS.”

Available Information. Somanetics is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information as of particular dates concerning Somanetics’ directors and officers, their remuneration, share options and other matters, the principal holders of Somanetics’ securities and any material interest of such persons in transactions with Somanetics is required to be disclosed in Somanetics’ proxy statements distributed to Somanetics’ shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such information should be obtainable, by mail, upon payment of the SEC’s customary charges, by writing to the Office of Investor Education and Advocacy at the SEC at 100 F Street, N.E., Washington, DC 20549, by sending an e-mail to PublicInfo@sec.gov or by using their online form available at their website on the Internet at http://www.sec.gov. The SEC also provides electronically on its website reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Except as otherwise stated in this Offer to Purchase, the information concerning Somanetics contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although we and USSC do not have any knowledge that any such information is untrue, neither we nor USSC takes any responsibility for the accuracy or completeness of such information or for any failure by Somanetics to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. Certain Information Concerning USSC and Covidien DE

USSC is a corporation duly incorporated under the laws of Delaware with its principal executive offices located at 150 Glover Ave., Norwalk, Connecticut 06856. The telephone number at that location is (203) 845-1000. USSC is an indirect subsidiary of Covidien plc, a publicly held, global healthcare company focused on the development, manufacture and sale of healthcare products for use in clinical and home settings. Covidien plc operates its business through three segments: Medical Devices, Pharmaceuticals and Medical Supplies. USSC’s shares are not publicly traded, and USSC is not subject to the informational filing requirements of the Exchange Act.

Covidien DE is a Delaware corporation that was organized for the purpose of acquiring all of the outstanding Shares of Somanetics and, to date, has engaged in no other activities other than those incidental to the Offer and the Merger Agreement. Covidien DE is a direct wholly owned subsidiary of USSC. Until immediately prior to the time it purchases Shares pursuant to the Offer, it is not anticipated that Covidien DE will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer. Covidien DE is not subject to the informational filing requirements of the Exchange Act. The principal executive offices of Covidien DE are located at 15 Hampshire Street, Mansfield, MA 02048. The telephone number at that location is (508) 261-8000.

Covidien plc is an Irish company with its principal executive offices located at 20 Lower Hatch Street, Dublin 2, Ireland. Covidien plc’s telephone number is +353 1 438-1700. Covidien plc’s Shares are traded on The New York Stock Exchange under the symbol “COV.” The common share of Covidien plc is registered under the Exchange Act and, in accordance therewith, Covidien plc is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Copies of such information should be obtainable, by mail, upon payment of the SEC’s customary charges, by writing to the Office of Investor Education and Advocacy at the SEC at 100 F Street, N.E., Washington, DC 20549, by sending an e-mail to PublicInfo@sec.gov or by using their online form available at their website on the Internet at http://www.sec.gov. The SEC also provides electronically on its website reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

The name, business address, citizenship, and past and present principal occupations during the past five years of each of the officers and directors of USSC, Covidien DE and Covidien plc are set forth in Annex I to this Offer to Purchase.

Neither USSC, Covidien DE, Covidien plc, nor, to the best knowledge of USSC, Covidien DE and Covidien plc, any of the persons listed in Annex I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Neither USSC, Covidien DE, Covidien plc, nor, to the best knowledge of USSC, Covidien DE and Covidien plc, any of the persons listed in Annex I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

Past Contacts, Transactions, Negotiations and Agreements. Except as set forth in Section 11 “Contacts and Transactions with Somanetics; Background of the Offer” of this Offer to Purchase and elsewhere in this Offer to Purchase:

•

none of USSC, Covidien DE, Covidien plc, or, to the best knowledge of USSC, Covidien DE and Covidien plc, any of the persons listed in Annex I to this Offer to Purchase, or any associate or majority-owned subsidiary of any of the foregoing (1) beneficially owns or has a right to acquire any Shares or any other equity securities of Somanetics; (2) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Somanetics; or (3) has effected any transaction in the Shares or any other equity securities of Somanetics during the past 60 days;

•

during the past two years, there have not been any transactions which would be required to be disclosed under the rules and regulations of the SEC between any of USSC, Covidien DE, Covidien plc or any of their respective subsidiaries, or, to the best knowledge of USSC, Covidien DE and Covidien plc, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and Somanetics or any of its executive officers, directors or affiliates, on the other hand; and

•

during the past two years, there have not been any negotiations, transactions or material contacts between any of USSC, Covidien DE, Covidien plc, any of their respective subsidiaries or, to the best knowledge of USSC, Covidien DE and Covidien plc, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and Somanetics or its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of securities of Somanetics, any election of directors of Somanetics, or any sale or other transfer of a material amount of assets of Somanetics.

Each of USSC, Covidien DE and Covidien plc disclaims that it is an “affiliate” of Somanetics within the meaning of Rule 13e-3 under the Exchange Act.

10. Source and Amount of Funds

We estimate that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $348 million.

The Merger Agreement provides that as of the effective time of the Merger (the “Effective Time”) each outstanding share option, share equivalent right or right to acquire Shares (each a “Company Option” and collectively, the “Company Options”) granted under Somanetics’ 2005 Stock Incentive Plan, 1997 Stock Option Plan and 1991 Incentive Stock Option Plan (the “Company Stock Plans”) or outside of the Company Stock Plans, without regard to the extent then vested and exercisable, will be cancelled and, in consideration of such cancellation, USSC will, or will cause the surviving corporation to, promptly following the Effective Time, pay to such holders of Company Options, an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Company Option and (y) the number of unexercised Shares subject thereto (such payment, if any, to be net of applicable tax withholding). We estimate that the total amount of funds required to fulfill the foregoing obligations under the Merger Agreement will be approximately $34,160,381.

The Merger Agreement also provides that as of the Effective Time, restrictions on each restricted share award, (each a “Company Restricted Share” and collectively, the “Company Restricted Shares”) granted under any Company Stock Plan, which is outstanding immediately prior to the Effective Time will lapse as of the Effective Time, and such Company Restricted Shares shall be treated in the same manner as the Shares (except that with respect to any restrictions which by the terms provide for a lapse to a lesser extent upon the consummation of the Merger, such restrictions shall only lapse to such lesser extent). The restrictions on 329,775 Company Restricted Shares will lapse as of the Effective Time. We estimate that the total amount of funds required to fulfill the foregoing obligations under the Merger Agreement will be approximately $8,244,375.

USSC will ensure that we have sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and to fulfill our obligations under the Merger Agreement. USSC will be able to provide us with the necessary funds. As of June 24, 2010, USSC’s cash, cash equivalents and short- and long-term investments exceeded the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses.

The Offer is not contingent upon us or USSC establishing any financing arrangements.

USSC’s indirect parent, Covidien International Finance S.A., has provided a guaranty to Somanetics for the full performance and payment by USSC of its obligations pursuant to or in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and is liable for any breach of, or other failure to perform, any such representation, warranty, covenant, obligation, agreement or undertaking of USSC.

11. Contacts and Transactions with Somanetics; Background of the Offer

Background of the Offer

Covidien plc and its subsidiaries (for the purposes of this section, “Covidien”) regularly review and consider strategic developments and alternatives. In connection with these reviews, the board of directors of Covidien plc from time to time meets, together with management, to discuss strategic matters. In the past, these discussions have concerned possible transactions, including dispositions, investments and other business initiatives intended to create or enhance shareholder value. Pursuant to such discussions, management of Covidien determined that it had a potential interest in pursuing a transaction involving Somanetics.

From time to time over the past several years, members of Covidien’s management have engaged in occasional discussions with members of Somanetics’ management regarding Somanetics’ business. During the period from October 2007 through February 2008, Covidien conducted a due diligence review of Somanetics and engaged in discussions regarding a possible transaction involving Somanetics. Also, during the period from August 2008 through October 2008, Covidien and Somanetics again engaged in limited discussions regarding a possible transaction. At each such time, however, the parties were unable to agree upon mutually acceptable terms for such a transaction.

On February 24, 2010, Peter Wehrly, Covidien’s President, Respiratory and Monitoring Solutions, met with Bruce Barrett, Somanetics’ President and Chief Executive Officer, at Somanetics’ offices in Troy, Michigan to discuss Covidien’s renewed interest in a possible transaction. At this meeting, Mr. Wehrly indicated that Covidien believed that a price of $22 per share of Somanetics would be appropriate.

On February 26, 2010, Dennis Crowley, Covidien’s Vice President, Corporate Development, telephoned Mr. Barrett and indicated that Covidien was interested in pursuing a potential acquisition of Somanetics at a purchase price of $22 per share.

On March 12, 2010, Adam Berger and Jed Cohen of Leerink Swann LLC telephoned Mr. Crowley to inform him that Somanetics had retained Leerink Swann to serve as its financial advisor in connection with a possible transaction.

On March 16, 2010, Covidien and Somanetics entered into a confidentiality agreement.

On April 5, 2010, Mr. Barrett, William Iacona, Somanetics’ Vice President, Chief Financial Officer, Controller and Treasurer, and Mary Ann Victor, Somanetics’ Vice President, Chief Administrative Officer, General Counsel and Secretary, together with representatives from Leerink Swann LLC, met with several members of Covidien’s management at the offices of Covidien’s Respiratory and Monitoring Solutions business unit in Boulder, Colorado. During this meeting, Mr. Barrett and Leerink presented an update on Somanetics’ business and had a comprehensive discussion about the business.

On April 13, 2010, Mr. Crowley and Kitty Sahin, Covidien’s Director, Corporate Business Development and Licensing, telephoned Messrs. Berger and Cohen and indicated that Covidien was interested in acquiring Somanetics at a price of $24 per share.

On April 14, 2010, Mr. Wehrly telephoned Mr. Barrett to discuss what had transpired since the April 5, 2010 meeting. During this call, Mr. Barrett noted that he and Leerink Swann LLC believed that Somanetics’ value was significantly higher than Covidien’s proposed offer price of $24 per share.

On April 15, 2010, Covidien sent to Leerink Swann LLC a letter confirming Covidien’s interest in acquiring Somanetics at an enterprise value of $242 million, which represented a price of $24 per share based upon Covidien’s understanding of Somanetics’ net cash position and outstanding shares on a fully diluted basis.

On April 22, 2010, Messrs. Berger and Cohen telephoned Mr. Crowley and Ms. Sahin and indicated that the board of directors of Somanetics was not willing to accept Covidien’s proposed offer price of $24 per share. Messrs. Berger and Cohen further stated that the board of directors of Somanetics would be willing approve a transaction in the range of $27 to $28 per share.

On April 27, 2010, Mr. Crowley and Ms. Sahin telephoned Messrs. Berger and Cohen and indicated that Covidien was willing to increase its offer price to $25 per share. Later that same day, Messrs. Berger and Cohen telephoned Mr. Crowley and Ms. Sahin and indicated that they did not believe the board of directors of Somanetics would approve a transaction at $25 per share, but that they believed a transaction in the range of $26 to $26.50 per share would be approved.

On April 29, 2010, Mr. Crowley and Ms. Sahin telephoned Messrs. Berger and Cohen and confirmed that Covidien was not willing to increase its offer price above $25 per share.

On May 13, 2010, Mr. Barrett telephoned Richard Meelia, Covidien’s Chairman, President and Chief Executive Officer and requested that Covidien increase its offer price to $26.00 per share. Mr. Meelia responded that $25 per share was the maximum amount that Covidien was willing to offer.

On May 14, 2010, Messrs. Berger and Cohen telephoned Mr. Crowley and Ms. Sahin and indicated that Somanetics was willing to proceed with a transaction at $25 per share. Messrs. Berger and Cohen further stated that Somanetics wished to execute a definitive agreement by no later than June 16, 2010. Over the course of the next several weeks, Covidien conducted its due diligence review of Somanetics, which included multiple conversations, meetings, site visits and access to Somanetics’ electronic data room.

On May 27, 2010, Goodwin Procter LLP, counsel to Covidien, sent to Somanetics a proposed draft of the Merger Agreement and the Tender and Voting Agreement. Among the terms included in such draft agreement was a proposed termination fee equal to 3.75% of the equity value of Somanetics at the offer price.

On June 3, 2010, Latham & Watkins LLP, counsel to Somanetics, sent to Covidien a revised draft of the Merger Agreement and the Tender and Voting Agreement. The revised draft proposed extensive changes to the terms of the agreement, including the definition of Material Adverse Effect, the “no shop” provision, the amount of the termination fee (which was proposed to equal 2.5% of the equity value of Somanetics at the offer price), the triggers for payment of such termination fee and the Tender and Voting Agreement.

From June 3, 2010 through June 15, 2010, counsel to Covidien and Somanetics negotiated the terms of the Merger Agreement and the Tender and Voting Agreement.

On June 13, 2010, Somanetics’ board of directors approved the proposed Merger Agreement, the Offer and the Merger.

On June 14, 2010, the transactions committee of Covidien plc’s board of directors, in accordance with a delegation of authority provided to it by Covidien plc’s full board of directors, approved the proposed Merger Agreement, the Offer and the Merger.

Early on June 16, 2010, the Merger Agreement and the Tender and Voting Agreement were signed and their execution was announced in a joint press release.

Contacts and Transactions with Somanetics

As of the date of this Offer to Purchase, Parent and Purchaser have not entered into any agreement, arrangement or understanding with Mr. Barrett or any other members of Somanetics’ management regarding employment or consultancy with the surviving corporation. Parent intends to seek to retain certain members of the Somanetics’ management team following the Effective Time. As part of these retention efforts, Parent may enter into employment or consultancy, compensation, retention, severance or other employee or consultant benefit arrangements with Somanetics executive officers and other key Somanetics employees; however, there can be no assurance that any parties will reach an agreement. Any such arrangements would be subject to negotiation and discussion, and no terms or conditions have been agreed upon or finalized. Any such new arrangements would not become effective until the Effective Time. See Section 12 “Purpose of the Offer; the Merger Agreement; Plans for Somanetics” of this Offer to Purchase.

12. Purpose of the Offer; the Merger Agreement; Plans for Somanetics

Purpose

The purpose of the Offer is to enable Covidien plc, through USSC and Covidien DE, to acquire control of Somanetics and is the first step in USSC’s acquisition of all of the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

The Merger Agreement

The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which is an exhibit to the Tender Offer Statement on Schedule TO that we and USSC have filed with the SEC and which is hereby incorporated in this Offer to Purchase by reference. Copies of the Tender Offer Statement on Schedule TO together with all exhibits thereto, including the Merger Agreement, may be obtained and examined as set forth in Section 9 “Certain Information Concerning USSC and Covidien DE.” Shareholders should read the Merger Agreement in its entirety for a more complete description of the matters summarized below.

The Offer. The Merger Agreement provides that we will commence the Offer no later than June 30, 2010 and that, upon the terms and subject to the satisfaction or, to the extent permitted, waiver of the conditions of the Offer, we will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The conditions of the Offer are set forth in Section 14 “Certain Conditions of the Offer” of this Offer to Purchase.

Top-Up Option. Pursuant to the Merger Agreement, Somanetics has granted us an irrevocable option (the “Top-Up Option”) to purchase at a price per share equal to the Offer Price up to a number of newly issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by us or USSC at the time of exercise of the Top-Up Option, will constitute one share more than 90% of the Shares outstanding immediately after the issuance of the Top-Up Shares (determined on a “fully diluted basis” (which, for purposes of such calculation, includes all Shares that Somanetics may be required to issue pursuant to options that are outstanding at that date, regardless of the exercise price, the vesting schedule or other terms and conditions thereof)). However, the Top-Up Option will not be exercisable for a number of Shares in excess of the Shares authorized and unissued at the time of exercise of the Top-Up Option, and the Top-Up Option may not be exercised unless, following the time we accept the Shares in the Offer or after a subsequent offering period, 80% or more of the Shares will be directly or indirectly owned by us or USSC. We may exercise the Top-Up Option once at any time following the Acceptance Time; provided, that we can exercise the Top-Up Option on a second occasion, on the same terms and conditions set forth herein in the event the Shares that were subject to the guarantees of delivery were not properly tendered in the Offer. The purpose of this provision is to facilitate a short-form merger following completion of the Offer.

The Merger. The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under “Conditions to the Merger,” (i) Covidien DE will be merged with and into Somanetics and the separate corporate existence of Covidien DE will thereupon cease; (ii) Somanetics will be the surviving corporation in the Merger and will become a direct wholly owned subsidiary of USSC. Each issued Share (other than any Shares owned by USSC, Covidien DE, any other wholly owned subsidiary of USSC or Somanetics) will be converted into the right to receive, respectively, the Offer Price in cash, without interest thereon.

Vote Required to Approve Merger. The MBCA requires, among other things, that Somanetics’ board of directors adopt and approve the Merger Agreement and approve the Merger and, if the short-form merger procedure described below is not available, that the holders of a majority of Somanetics’ outstanding voting securities adopt and approve the Merger Agreement and approve the Merger. If shareholder adoption is required by the MBCA, Somanetics will (subject to applicable legal requirements and requirements of its certificate of incorporation and bylaws) call and hold a meeting of its shareholders as soon as reasonably practicable following the consummation of the Offer for the purpose of adopting and approving the Merger Agreement and approving the Merger. If the Minimum Condition in the Offer is satisfied and we accept for payment Shares tendered pursuant to the Offer, we will have sufficient voting power to adopt and approve the Merger Agreement and approve the Merger at a meeting of Somanetics shareholders without the affirmative vote of any other Somanetics shareholder.

“Short-Form” Merger Procedure. The MBCA provides that, if a parent company owns at least 90% of the outstanding shares of each class of a subsidiary’s share entitled to vote to adopt a merger agreement, the parent company may merge that subsidiary with the parent company pursuant to the “short-form” merger procedures without prior notice to, or the approval of, the other shareholders of the subsidiary. In order to consummate the Merger pursuant to these provisions of the MBCA, Covidien DE would have to own at least 90% of the outstanding Shares of Somanetics. If we are able to consummate the Merger pursuant to these provisions of the MBCA, the closing of the Merger would take place as soon as practicable after the closing of the Offer, without any notice to or approval of the other shareholders of Somanetics.

Conditions to the Merger. The Merger Agreement provides that the obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the Merger Agreement by the requisite vote of the holders of the Shares, to the extent required pursuant to the requirements of Somanetics’ certificate of incorporation and the MBCA;

•

that no statute, rule, executive order or regulation will have been enacted, issued, enforced or promulgated by any governmental entity which prohibits the consummation of the Merger, and there will be no order or injunction of a court of competent jurisdiction in effect preventing consummation of the Merger; and

•

that the Shares validly tendered and not withdrawn pursuant to the Offer will have been accepted for payment and paid for pursuant to the Offer and the terms of the Merger Agreement; provided, however, that neither USSC nor Covidien DE will be entitled to assert the failure of this condition if, in breach of the Merger Agreement or the terms of the Offer, Covidien DE will have failed to purchase any of the Shares validly tendered and not withdrawn pursuant to the Offer.

Termination of the Merger Agreement. The Merger Agreement may be terminated and the Offer and Merger may be abandoned:

a)	by mutual written consent of USSC and Somanetics duly authorized by the USSC board of directors and Somanetics board of directors at any time before the time at which the Merger becomes effective, whether before or after Somanetics shareholders adopt the Merger Agreement; or

b)	by either USSC or Somanetics: (i) if at any time before the Acceptance Time, a court of competent jurisdiction or other governmental entity has issued a final and non-appealable order, decree or ruling or taken any other action, or there exists any statute, rule or regulation, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger; (ii) if the Acceptance Time has not occurred by December 15, 2010 (the “Outside Date”); provided, however, that the right to terminate the Merger Agreement pursuant to clause (ii) will not be available to any party whose breach of the Merger Agreement has been the principal cause of, or resulted in, the failure of such Acceptance Time to have occurred by such date; provided, further, that if as of the Outside Date, all conditions have been satisfied (other than the satisfaction of the Minimum Condition or the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated), then either USSC or Somanetics may extend the Outside Date to March 15, 2011; (iii) if the shareholders of Somanetics have not adopted the Merger Agreement at the special meeting of Somanetics duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate under this clause (iii) shall not be available to USSC or Covidien DE if the Shares owned by USSC, Covidien DE or any of their respective affiliates have not been voted in favor of adopting the Merger Agreement; or

c)

by USSC if (i) prior to the Acceptance Time, there has been a breach by Somanetics of or inaccuracy in, any representation, warranty, covenant or agreement of Somanetics set forth in the Merger Agreement, which breach or inaccuracy has resulted in the conditions set forth under subparagraphs (c) or (e) of Section 14 “Conditions to the Offer” not being satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within 20 days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period), provided that such occurrence or circumstance has not resulted from or been caused by the failure of USSC or Covidien DE to perform, in any material respect, any of their covenants or agreements contained in the Merger Agreement, or

USSC and Covidien DE have substantially breached any of their representations and warranties contained in the Merger Agreement; or

d)	by Somanetics if, (i) prior to the Acceptance Time, there has been a breach by USSC or Covidien DE of any representation, warranty, covenant or other agreement contained in the Merger Agreement, or if a representation or warranty of USSC or Covidien DE is no longer true and correct, which situation in any case (x) would result in any of the representations and warranties of USSC and Covidien DE set forth in the Merger Agreement not being true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or similar terms set forth therein) except where the failure to be so true and correct does not, and would not reasonably be expected to, prevent or materially delay or hinder USSC or Covidien DE from performing in all material respects its obligations and covenants required to be performed by it under the Merger Agreement and (y) has not been cured within 20 days following notice by Somanetics, provided that such occurrence or circumstance shall not have resulted from or been caused by the failure of Somanetics or any of its subsidiaries to perform, in any material respect, any of their covenants or agreements contained in the Merger Agreement, or Somanetics or any of its subsidiaries have substantially breached any of their representations and warranties contained in this Agreement; or (ii) due to an occurrence or circumstance that has resulted in a failure to satisfy any condition set forth in Section 14 “Conditions to the Offer,” Covidien DE shall have allowed the Offer to terminate, without having accepted any Shares for payment thereunder, unless such occurrence or circumstance shall have been caused by or resulted from the failure of Somanetics or any of its subsidiaries to perform, in any material respect, any of their covenants or agreements contained in the Merger Agreement, or the material breach by Somanetics or any of its subsidiaries of any of their representations or warranties contained in the Merger Agreement; or

e)	by USSC, at any time prior to the Acceptance Time, if (i) Somanetics’ board of directors has (1) effected an Adverse Recommendation Change (as defined below), (2) recommended to Somanetics’ shareholders an Acquisition Proposal (as defined below), or publicly announced its intention to enter into an Alternative Acquisition Agreement (as defined below), (3) failed to publicly reaffirm the Company Board Recommendation (defined above), within four business days of USSC’s request in writing that the Company Board Recommendation be publicly reaffirmed (provided that USSC is only allowed to make two such reaffirmation requests prior to the Acceptance Time), or (4) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or (ii) after receiving an Acquisition Proposal, Somanetics has violated or breached in any material respect any of its obligations in such situation as described under “Alternative Acquisition Proposals” below; or

f)	at any time prior to the Acceptance Time, by Somanetics, if Somanetics has received a Superior Proposal (as defined below), which, after giving effect to all of the adjustments that may be offered by USSC, Somanetics’ board of directors determines in good faith (after consultation with its financial advisors) that the proposal continues to constitute a Superior Proposal, provided that Somanetics has not violated or breached in any material respect any of its obligations in such situation as described under “Alternative Acquisition Proposals” below; or

g)	by Somanetics, prior to commencement of the Offer, if we have not commenced the Offer by June 30, 2010; provided, however, that Somanetics may not terminate the Merger Agreement for this reason if such failure to commence the Offer has resulted from the breach of the Merger Agreement by Somanetics or if Somanetics has not provided us with a Schedule 14D-9 Somanetics is prepared to file, without further revisions, upon commencement of the Offer; or

h)	by USSC, at any time prior to the Acceptance Time, if a Company Material Adverse Effect (described below) has occurred.

In the event that the Merger Agreement is terminated for any reason set forth above, the Merger Agreement will become null and void and be of no further force or effect and there will be no liability on the part of us, USSC or Somanetics (or any of their respective directors, officers, employees, shareholders, agents or representatives), except for certain enumerated exceptions; provided, however, that (i) such a termination will not relieve any party from liability for fraud or the intentional breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (it being understood that the failure of us or USSC to accept for payment and pay for the Shares validly tendered and not withdrawn pursuant to the Offer promptly following the expiration of the Offer in the event that all Offer conditions have been satisfied or, to the extent permitted, waived, as of the expiration of the Offer will be deemed an intentional breach by us and USSC pursuant to the Merger Agreement), and (ii) no termination of the Merger Agreement will in any way affect the parties’ rights or obligations with respect to any Shares accepted for payment pursuant to the Offer prior to such termination.

Alternative Acquisition Proposals. The Merger Agreement requires Somanetics to cease and terminate all existing discussions, negotiations and communications with any persons (other than us, USSC or any subsidiaries or representatives of us or USSC) with respect to any offer or proposal relating to any transaction or proposed transaction or series of related transactions, other than the transactions contemplated by the Merger Agreement, involving:

•	any consolidation, tender offer, business combination, merger or similar transaction involving Somanetics or any subsidiary of Somanetics;

•	any recapitalization, restructuring, liquidation or dissolution of Somanetics or any subsidiary of Somanetics;

•	any issuance by Somanetics individually or in the aggregate of over 15% of its equity securities; or

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any sale, lease, exchange, transfer, license, acquisition or disposition of assets of Somanetics or its subsidiaries (including for this purpose the outstanding equity securities of Somanetics’ subsidiaries) for consideration equal to 15% or more of the market value of all of the outstanding Shares on June 15, 2010 or 15% of the consolidated total assets of Somanetics and the subsidiaries of Somanetics.

Each of the above four bullet points is referred to in the Merger Agreement and the Offer as an “Acquisition Proposal.” Except as provided in the following two paragraphs, from the date of the Merger Agreement until the earlier of termination of the Merger Agreement or the Effective Time, Somanetics will not and will not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents or those of its subsidiaries (collectively, “Representatives”) to directly or indirectly:

•	initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal;

•	enter into any agreement with respect to any Acquisition Proposal; or

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engage in negotiations or discussions with, or provide any non-public information or data to, any person (other than USSC or any of its affiliates or Representatives) relating to any Acquisition Proposal.

However, these restrictions will not prohibit Somanetics or Somanetics’ board of directors from taking and disclosing to Somanetics’ shareholders the position of the Somanetics board of directors with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

In addition, prior to the Acceptance Time, Somanetics and its Representatives may furnish non-public information regarding Somanetics to any person pursuant to a confidentiality agreement with terms no less favorable, in the aggregate, to Somanetics than those contained in the Confidentiality and Standstill Agreement dated March 16, 2010 between Tyco Healthcare Group LP d/b/a Covidien and Somanetics, and may negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal if, but only if, such person has, in the absence of any material violation of these provisions relating to alternative Acquisition Proposals by Somanetics, submitted a bona fide written proposal to Somanetics relating to any such Acquisition Proposal which Somanetics’ board of directors determines in good faith, after consultation with its financial advisor, is or is reasonably expected to lead to a Superior Proposal (as defined below). Prior to the Acceptance Time, Somanetics will within 24 hours notify USSC in writing in the event Somanetics or any subsidiaries or Representatives of Somanetics receives (i) any Acquisition Proposal (ii) any request for non-public information relating to Somanetics or any subsidiaries of Somanetics other than requests for information in the ordinary course of business and, in the good faith judgment of Somanetics’ board of directors, unrelated to an Acquisition Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. Somanetics will provide USSC within such 24 hour period with the identity of such person and a copy of such Acquisition Proposal, inquiry or request (or, where such Acquisition Proposal is not a writing, a description of the material terms and conditions of such Acquisition Proposal inquiry or request). Somanetics will keep USSC reasonably informed in writing (and in any event no later than 24 hours after the occurrence) of any material changes, developments, discussions or negotiations relating to any Acquisition Proposal and provide USSC with copies of all documents received or provided by Somanetics related to such Acquisition Proposal. Without limiting the foregoing, Somanetics will within 24 hours notify USSC in writing if Somanetics determines to begin providing non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal. Somanetics will not, and will cause its subsidiaries not to, enter into any agreement with any person subsequent to the date of the Merger Agreement that would restrict Somanetics’ ability to provide such information to USSC, and, if Somanetics is a party to any agreement that would prohibit Somanetics from providing such information to USSC, prior to providing non-public information to, or engaging in discussions or negotiations with, the counterparty to such agreement, Somanetics will obtain approval from the counterparty to such agreement to allow Somanetics to provide such information to USSC. Somanetics will not, and will cause its subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its subsidiaries is or becomes a party. However, Somanetics and its subsidiaries may respond to an unsolicited Acquisition Proposal submitted to Somanetics by a party bound by a standstill agreement and may decline to enforce their rights under such standstill agreement relating to the submission of such unsolicited Acquisition Proposal if, in either case, Somanetics’ board of directors determines in good faith (after consultation with outside counsel) that the failure to respond or failure to decline to take such action would be inconsistent with the fiduciary duties the Somanetics board of directors has to Somanetics shareholders under applicable law. Somanetics will promptly provide to USSC any non-public information concerning it or its subsidiaries provided or made available pursuant to this paragraph which was not previously provided or made available to USSC.

A “Superior Proposal” is defined in the Merger Agreement to be a bona fide written Acquisition Proposal to acquire at least 50% of the equity securities of Somanetics or at least 50% of the consolidated total assets of Somanetics and Somanetics’ subsidiaries, (A) on terms which Somanetics’ board of directors determines in its good faith judgment (after consultation with its financial advisors) to be more favorable to the holders of Shares from a financial point of view than the Offer and the Merger, and (B) which Somanetics’ board of directors has determined in its good faith judgment (after consultation with its financial and legal advisors) to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

In the Merger Agreement, Somanetics has agreed that neither Somanetics’ board of directors nor any committee thereof will:

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withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, in a manner adverse to the transactions contemplated by the Merger Agreement to us or USSC, the Company Board Recommendation (defined above under “Termination of the Merger Agreement”);

•

approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal (any action referred to in the foregoing two bullets being referred to as an “Adverse Recommendation Change”); or

•	enter into any written agreement providing for the consummation of any Acquisition Proposal (an “Alternative Acquisition Agreement”).

Notwithstanding anything in the Merger Agreement to the contrary, prior to the Acceptance Time, if (i) Somanetics receives a written, bona fide Acquisition Proposal from a third party, (ii) a material breach by Somanetics of its obligations related to the solicitation of other transactions set forth in the provisions of the Merger Agreement relating to alternative Acquisition Proposals has not contributed to the making of an Acquisition Proposal and (iii) Somanetics’ board of directors concludes in good faith, after consultation with outside counsel and its financial advisors, such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of the Merger Agreement which have been offered by USSC (if any) pursuant to the provisions in the Merger Agreement related to the solicitation of other transactions, Somanetics’ board of directors may, if it determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the fiduciary duties of Somanetics’ board of directors to the shareholders of Somanetics under applicable law:

a)	effect an Adverse Recommendation Change; and/or

b)	terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal.

However, Somanetics may not terminate the Merger Agreement pursuant to clause (b) unless in advance of or substantially concurrent with such termination, Somanetics (1) pays the termination fee (described below) and (2) immediately following such termination enters into a binding definitive agreement providing for such Superior Proposal. In addition, Somanetics’ board of directors may not effect an Adverse Recommendation Change pursuant to clause (a) or terminate the Merger Agreement pursuant to clause (b) unless:

1)	Somanetics has not breached in any material respect its obligations under this section, “Alternative Acquisition Proposals”;

2)	Somanetics has provided prior written notice to USSC, at least three business days in advance (the “Notice Period”), of Somanetics’ intention to take such action with respect to such Superior Proposal, and has contemporaneously provided us a copy of the proposed Alternative Acquisition Agreement with respect to such Superior Proposal;

3)	prior to effecting such Adverse Recommendation Change or terminating the Merger Agreement to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal, Somanetics has negotiated or has caused its Representatives to negotiate, during the Notice Period, with USSC in good faith (to the extent USSC desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and

4)	following any negotiation described in the immediately preceding clause (3), such Acquisition Proposal continues to constitute a Superior Proposal.

In the event of any material revisions to the terms of the Superior Proposal after the start of the Notice Period, Somanetics is required to deliver a new written notice to USSC and to comply with the requirements set forth above with respect to such new written notice, and the Notice Period will be deemed to have re-commenced on the date of such new notice. However, if fewer than three business days remains before the then-scheduled expiration date of the Offer, the Notice Period with respect to Somanetics’ board of directors effecting an Adverse Recommendation Change pursuant to the foregoing clause (a) will equal 24 hours, provided, however, that, in such a circumstance, the Notice Period with respect to Somanetics terminating the Merger Agreement pursuant to the foregoing clause (b) will remain three business days.

Any Adverse Recommendation Change will not change the approval of Somanetics’ board of directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by the Merger Agreement, including each of the Offer and the Merger or by the tender and voting agreements with principal shareholders.

Notwithstanding the foregoing, Somanetics’ board of directors may withdraw or modify the Company Board Recommendation in the absence of a Superior Proposal if Somanetics’ board of directors has concluded in good faith, after consultation with its outside counsel, that failure to so withdraw or modify the Company Board Recommendation would be inconsistent with the fiduciary obligations of Somanetics’ board of directors to Somanetics shareholders under applicable law, provided, however, that Somanetics’ board of directors will not so withdraw or modify the Company Board Recommendation unless Somanetics has (A) provided to USSC at least three business days prior written notice (or such shorter period as remains prior to the then-scheduled expiration date of the Offer) advising USSC that Somanetics’ board of directors intends to take such action and specifying the reasons therefor in reasonable detail and (B) during such three business day period, or shorter period, as the case may be, if requested by USSC, engaged in good faith negotiations with USSC to amend the Merger Agreement in such a manner that obviates the need or reason for the withdrawal or modification.

Nothing contained in the Merger Agreement prohibits Somanetics or Somanetics’ Board of Directors from (i) disclosing to Somanetics’ shareholders a position contemplated by Rules 14D-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosures to its shareholders if the Somanetics Board of Directors has reasonably determined in good faith, after consultation with outside legal counsel, that failure to do so could be inconsistent with any applicable law. For purposes of the Merger Agreement, a factually accurate public statement by Somanetics that describes Somanetics’ receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Somanetics Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the shareholders of Somanetics, shall not constitute an Adverse Recommendation Change or an approval or recommendation with respect to any Acquisition Proposal.

Fees and Expenses; Termination Fee. The Merger Agreement provides that, except as described below, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the Merger is consummated.

The Merger Agreement provides that Somanetics will pay USSC a termination fee of $10.5 million if the Merger Agreement is terminated by USSC pursuant to clauses (c) or (e) under “Termination of the Merger Agreement” above or substantially concurrent with a termination by Somanetics pursuant to clause (f) under “Termination of the Merger Agreement” above. The termination fee is only payable for a termination pursuant to clause (c) under “Termination of the Merger Agreement” above, if USSC terminates the Merger Agreement due to an intentional or knowing material breach by Somanetics of its covenants or obligations under the Merger Agreement and, prior to such time, an Acquisition Proposal has been made and not withdrawn. In such case, the termination fee is payable concurrently with the consummation of any Acquisition Proposal (i) that is consummated before the nine-month anniversary of the date of such termination or (ii) for which the definitive written agreement providing for the consummation of such Acquisition Proposal has been executed no later than the nine-month anniversary of the date of such termination. For purposes of this paragraph only, “Acquisition Proposal” means: (1) any consolidation, tender offer, business combination, merger or similar transaction involving Somanetics or any subsidiary of Somanetics; (2) any recapitalization, restructuring, liquidation or dissolution of Somanetics or any subsidiary of Somanetics; (3) any issuance by Somanetics individually or in the aggregate of over 50% of its equity securities; or (4) any sale, lease, exchange, transfer, license, acquisition or disposition of assets of Somanetics or its subsidiaries (including for this purpose the outstanding equity securities of Somanetics’ subsidiaries) for consideration equal to 50% or more of the market value of all of the outstanding Shares on June 15, 2010 or 50% of the consolidated total assets of Somanetics and the subsidiaries of Somanetics.

Conduct of Business. The Merger Agreement provides that from the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement pursuant to its terms or the consummation of the Merger, Somanetics and its subsidiaries will, except (i) as may be required by law, (ii) to the extent that USSC otherwise consents in writing, which consent shall not unreasonably be withheld, delayed or conditioned, (iii) as otherwise expressly provided in the Merger Agreement and (iv) except as provided in the confidential disclosure schedule to the Merger Agreement, carry on its business in the ordinary course, in substantially the same manner as it was conducted prior to signing the Merger Agreement.

Without limiting the generality of the foregoing, except (i) as may be required by law, (ii) to the extent that USSC otherwise consents in writing, which consent shall not unreasonably be withheld, delayed or conditioned, (iii) as otherwise expressly provided in the Merger Agreement and (iv) except as provided in the confidential disclosure schedule to the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the consummation of the Merger, Somanetics has agreed to:

•

Except for actions taken in the ordinary course of business consistent with past practices, use its commercially reasonable best efforts to preserve intact and keep available the services of present employees of Somanetics and its subsidiaries; provided, however that nothing shall prevent Somanetics or its subsidiaries from terminating the employment of any officer or employee for cause, as determined by Somanetics and its subsidiaries, as applicable;

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Use commercially reasonable best efforts to keep in effect casualty, product liability, workers’ compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of the Merger Agreement;

•

Use commercially reasonable best efforts to preserve the business of Somanetics, to develop, commercialize and pursue regulatory approvals for its product candidates and products and to advertise, promote and market its products, and use commercially reasonable best efforts to keep its properties substantially intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of its business on a basis consistent with past practice and to perform and comply in all material respects with the terms of certain of Somanetics’ contracts;

•	Use commercially reasonable best efforts to preserve and protect its intellectual property;

•	Use commercially reasonable best efforts with respect to outstanding options and restricted shares to effectuate the terms of the Merger Agreement;

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Notify and consult with USSC promptly (A) after receipt of any material communication from any governmental entity or inspections of any manufacturing or clinical trial site and before giving any material submission to a governmental entity, and (B) prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs;

•	Advise USSC orally and in writing of any change or event that would reasonably be expected to have a Company Material Adverse Effect (described below);

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Not sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any of its assets, including the proprietary rights owned by Somanetics, other than sales, transfers, mortgages, pledges, leases, licenses or other encumbrances in the ordinary course of business and in amounts not exceeding, in the aggregate, $250,000 or sales of inventory in the ordinary course of business, consistent with past practice;

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Not incur any indebtedness for borrowed money in excess of $50,000 in the aggregate or incur any obligation or liability or enter into any contract or commitment involving potential payments to or by Somanetics or any of its subsidiaries, other than in the ordinary course of business consistent with past practice, in an amount aggregating in excess of $150,000;

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Except for payments to be made under bonus plans of Somanetics, not pay any director of Somanetics or any of its subsidiaries or materially increase the compensation payable to any officer or key employee, or enter into any material, new employment, severance, retention or other agreement or arrangement with any officer or key employee of Somanetics or any of its subsidiaries, or adopt, or increase the benefits (including fringe benefits) under, any employee benefit plan or otherwise, except (A), in each case, as required by law or existing benefit plans of Somanetics and (B) in the ordinary course of business consistent with past practice; or make any loans to any of its directors, officers or employees, agents or consultants, other than in the ordinary course of business, consistent with past practices, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise;

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Not make any change in the number of shares of its capital shares authorized, issued or outstanding or grant or accelerate the exercisability of any option, warrant or other right to purchase, or convert any obligation into, shares of its capital shares, declare or pay any dividend or other distribution with respect to any shares of its capital shares, sell or transfer any shares of its capital shares, or redeem or otherwise repurchase any shares of its capital shares; provided, however, the foregoing limitations does not apply in connection with (1) the payment (in cash) of any dividends required to made under Somanetics’ articles of incorporation, as in effect on the date hereof, (2) the conversion or exercise of convertible securities outstanding on the date of the Merger Agreement, including, without limitation, the issuance of Shares upon the exercise of Company Options, (3) the Top-Up Option and (4) acceleration of the vesting of Company Restricted Shares and Company Options necessary to carry out the terms of the Merger Agreement ;

•

Not cause, permit or propose any amendments to the articles of incorporation or bylaws of Somanetics or any of its subsidiaries or, except as required by Nasdaq or applicable law, elect or appoint any new directors or officers;

•	Not make, or permit to be made, any material acquisition, lease, investment, or capital contribution outside the ordinary course of business consistent with past practice;

•	Not authorize any single capital expenditure in excess of $50,000 or capital expenditures which in the aggregate exceed $150,000;

•	Except as may be required as a result of a change in law or in generally accepted accounting principles, not change any of the accounting practices or principles used by it;

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Not make, revise or amend any material tax election or settle or compromise any material federal, state, local or non-U.S. tax audit or proceeding, change any annual tax accounting period, change any material method of tax accounting, enter into any closing agreement relating to any material tax, file any amended material tax return, prepare or file any material tax return in a manner inconsistent with past practice, surrender any right to claim a material tax refund, or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment;

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Not commence, settle or compromise any pending or threatened suit, action or claim which (A) is material to the business of Somanetics and its subsidiaries, taken as a whole, or otherwise involves the payment by Somanetics of more than $100,000 in the aggregate, for all suits, actions or claims (B) would involve restrictions on the business activities of the Somanetics or its subsidiaries or (C) would involve the issuance of its securities;

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Not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Somanetics or any of its subsidiaries (other than the Offer and Merger); or take any action to render inapplicable, or to exempt any person from the provisions of the MBCA or any other law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital shares;

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Not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet Somanetics has submitted to us and USSC or incurred in the ordinary course of business since the date of the balance sheet Somanetics has submitted to us and USSC;

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Not make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of Somanetics or customary advances to employees for travel and business expenses in the ordinary course of business);

•	Not effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or effectuate any similar action under any foreign law;

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Except as contemplated in the Merger Agreement, not enter into or modify, or permit any of its subsidiaries to enter into or modify, any material license, development, research, or collaboration agreement, lease or other similar contract with any other person;

•	Not modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement or non-competition agreement to which it is a party; and

•	Not authorize or commit or agree, in writing or otherwise, to take, any of the foregoing actions.

Board of Directors. The Merger Agreement provides that, upon the payment by Covidien DE for any Shares accepted by Covidien DE for payment pursuant to the Offer at the Acceptance Time, which Shares represent at least a majority of the issued and outstanding Shares pursuant to the Offer, USSC will be entitled to designate a number of directors on Somanetics’ board of directors as will give USSC representation on Somanetics’ board of directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (i) the total number of directors on Somanetics’ board of directors (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (I) such number of Shares so accepted for payment and paid for by Covidien DE plus the number of Shares otherwise owned by USSC, Covidien DE or any other subsidiary of USSC bears to (II) the number of such Shares outstanding, and Somanetics will, at such time, cause USSC’s designees to be so elected.

At such time, Somanetics will, upon USSC’s request, also cause persons elected or designated by USSC to constitute the same percentage (rounded up to the next whole number) as is on Somanetics’ board of directors of (i) each committee of Somanetics’ board of directors, (ii) each board of directors (or similar body) of each of Somanetics’ subsidiaries, and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any share exchange on which Shares are listed. Subject to applicable law, Somanetics will take all action requested by USSC necessary to effect any such election. In connection with the foregoing, Somanetics will promptly, at the option of Covidien DE, either increase the size of Somanetics’ board of directors or obtain the resignation of such number of its current directors, or both, as is necessary to enable Covidien DE’s designees to be elected or appointed to Somanetics board of directors as provided above.

Stock Options and Company Restricted Shares. The Merger Agreement provides that, effective as of the Effective Time, each outstanding Company Option granted under Somanetics’ 2005 Stock Incentive Plan, 1997 Stock Option Plan and 1991 Incentive Stock Option Plan (the “Company Stock Plans”) or outside of the Company Stock Plans, without regard to the extent then vested and exercisable, will be cancelled and, in consideration of such cancellation, USSC will, or will cause the surviving corporation to, promptly following the Effective Time, pay to such holders of Company Options, an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Company Option and (y) the number of unexercised Shares subject thereto (such payment, if any, to be net of applicable taxes withheld).

The Merger Agreement also provides that as of the Effective Time, restrictions on each Company Restricted Share granted under any Company Stock Plan, which is outstanding immediately prior to the Effective Time will lapse as of the Effective Time, and such Company Restricted Shares shall be treated in the same manner as the Shares (except that with respect to any restrictions which by the terms provide for a lapse to a lesser extent upon the consummation of the Merger, such restrictions shall only lapse to such lesser extent).

As of the Effective Time, the Company Stock Plans will terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital shares of Somanetics or any subsidiary of Somanetics will be cancelled. Somanetics will effectuate the foregoing, including, but not limited to, sending out the requisite notices and obtaining all consents necessary to cash out and cancel all Company Options and Company Restricted Shares necessary to ensure that, after the Effective Time, no person will have any right under the Company Stock Plans, except as set forth in the Merger Agreement.

Indemnification and Insurance. USSC has agreed in the Merger Agreement that any rights to indemnification or exculpation now existing in favor of the directors or officers of Somanetics and the directors or officers of each Somanetics subsidiary (the “Indemnified Parties” and, each, an “Indemnified Party”) as provided in their respective organizational documents, in effect as of the date of the Merger Agreement, with respect to matters occurring at or prior to the Acceptance Time will survive the Merger and will continue in full force and effect for a period of six years after the Acceptance Time.

The surviving corporation will, and USSC will cause the surviving corporation to, (i) maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time, the current policies of the directors’ and officers’ liability insurance maintained by Somanetics (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement), so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the Effective Time (such 200%, the “Maximum Premium”), or (ii) purchase a six-year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term, provided, however, that prior to the surviving corporation taking any actions in clauses (i) or (ii) above, USSC will be provided the opportunity to purchase, in lieu thereof, a substitute policy with the same coverage limits and substantially similar terms as in the Reporting Tail Endorsement proposed to be purchased by the surviving corporation. If Somanetics’ or the surviving corporation’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the surviving corporation will obtain, and USSC will cause the surviving corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than Somanetics’ existing directors’ and officers’ liability insurance.

Representations and Warranties. The Merger Agreement contains various representations and warranties made by Somanetics to USSC and Covidien DE, including representations relating to due organization, good standing and corporate power; capitalization; company subsidiaries; SEC filings; financial statements; absence of undisclosed liabilities; absence of adverse changes; compliance with laws; legal actions and proceedings; contracts; intellectual property rights; title to assets and real property; insurance; commercial relationships; tax matters; employee benefit plans; labor matters; environmental matters; board approvals; opinion of financial advisor; Schedule 14D-9 information; and proxy information. These representations and warranties were made to and solely for the benefit of USSC and Covidien DE as of specific dates. The assertions embodied in such representations and warranties are qualified by information contained in the confidential disclosure schedule that Somanetics delivered in connection with signing the Merger Agreement. Accordingly, such representations and warranties may not be relied on as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules.

Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Somanetics’ public disclosures. Certain representations and warranties in the Merger Agreement provide exceptions for items that are not reasonably likely to have a “Company Material Adverse Effect.”

For purposes of the Merger Agreement and the Offer, a “Company Material Adverse Effect” means any change, event, circumstance, effect or development that, individually or in the aggregate with all other changes, events, circumstances, effects or developments that exist on the date of determination of the occurrence of a Company Material Adverse Effect, has had or is reasonably likely to have a material adverse effect on (i) the assets, properties, business, capitalization, results of operations or condition (financial or other) of Somanetics and its subsidiaries, taken as a whole or (ii) the ability of Somanetics to consummate the transactions contemplated by the Merger Agreement; provided, however, that in no event will changes, events, circumstances, effects or developments to the extent resulting from any of the following be taken into account in determining whether there is, has been or is reasonably likely to be a “Company Material Adverse Effect”:

a)	changes in conditions of the economy or securities markets of the United States, Europe or Japan in general that in each case, do not have a disproportionate and adverse impact on Somanetics and its subsidiaries, taken as a whole, relative to other persons engaged in business in the medical device industry,

b)	changes in conditions affecting the medical device industry, in each case, without a disproportionate and adverse impact on Somanetics and its subsidiaries, taken as a whole, relative to other persons engaged in business in the medical device industry,

c)	changes to applicable law or generally accepted accounting principles or, in either case, the interpretation thereof that do not have a disproportionate and adverse impact on Somanetics and its subsidiaries, taken as a whole, relative to other persons engaged in business in the medical device industry,

d)	any change in the trading price or trading volume of the Shares (it being understood that the underlying facts or circumstances giving rise to any such change may be taken into account in determining whether there has been or is likely to be a Company Material Adverse Effect if such facts and circumstances are not otherwise excluded pursuant to clauses (a) through (g) of this definition),

e)	any other action required by law, the Merger Agreement or taken at the request or with the consent of USSC, Covidien DE or any of their affiliates;

f)	the announcement of the execution of the Merger Agreement or the pendency of the transactions contemplated thereby, or

g)	any failure of Somanetics to meet securities analysts’ published or internal projections or forecasts or estimates of earnings or revenues (it being understood that the underlying facts or circumstances giving rise to any such failure may be taken into account in determining whether there has been or is likely to be a Company Material Adverse Effect if such facts and circumstances are not otherwise excluded pursuant to clauses (a) through (g) of this definition);

provided further that in the case of clauses (a), (b) and (c), only the incremental adverse disproportionate impact, effect or consequence may be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur.

Amendments and Modifications. The Merger Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of Somanetics contemplated by the Merger Agreement, by written agreement of the parties to the Merger Agreement, by action taken by their respective boards of directors, but after the purchase of the Shares pursuant to the Offer, no amendment will be made which decreases the Merger Consideration and, after the approval of the Merger Agreement by the shareholders, no amendment will be made which by law requires further approval by such shareholders without obtaining such further approval.

Tender and Voting Agreement

In connection with the Merger Agreement, Bruce J. Barrett (for purposes of this Tender and Voting Agreement section, the “Shareholder”) entered into a Tender and Voting Agreement (the “Tender and Voting Agreement”) with us and USSC. The following summary of certain provisions of the Tender and Voting Agreement is qualified in its entirety by reference to the Tender and Voting Agreement itself, which is incorporated herein by reference. The form of Tender and Voting Agreement is included as Annex II to the Merger Agreement, which has been filed as an exhibit to the Tender Offer Statement on Schedule TO.

Interested parties should read the Tender and Voting Agreement in its entirety for a more complete description of the provisions summarized below.

The Shareholder has irrevocably appointed USSC as proxy for the Shareholder to vote all (i) Shares, (ii) securities exchangeable, exercisable or convertible into Shares and (c) any securities issued or exchanged with respect to such Shares upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, share dividend, split-up or combination of the securities of Somanetics or upon any other change in Somanetics’ capital structure, in each case whether now owned or hereafter acquired by the Shareholder (collectively, the “Securities”) in the Shareholder’s name, place and stead, at any annual, special or other meeting or action of the shareholders of Somanetics, as applicable, or at any adjournment thereof, whether before or after the Acceptance Time, solely for the adoption of the Merger Agreement.

In addition, the Shareholder has agreed to (a) tender any Shares owned of record by the Shareholder or for which the Shareholder has sole dispositive power prior to the commencement date of the Offer (the “Commencement Date”), to us in the Offer not later than five business days following the Commencement Date, and (b) tender any Shares acquired by the Shareholder after the Commencement Date to us in the Offer not later than the earlier of (i) five business days following the acquisition of such Shares or (ii) the Acceptance Time, and the Shareholder has agreed not to withdraw any Shares so tendered under clauses (a) and (b) above unless the Offer is terminated or the applicable Tender and Voting Agreement is terminated. However, the Shareholder is not required, for purposes of the Tender and Voting Agreement, to exercise any unexercised Company Options held by the Shareholder or tender any Shares granted to the Shareholder under Somanetics’ employee benefit plans which are unvested and subject to any risk of forfeiture.

The Shareholder has granted USSC an irrevocable option (the “Purchase Option”) to purchase all right, title and interest of the Shareholder in and to the Shareholder’s Securities with a price per share equal to the Offer Price, other than Securities issued pursuant to the Company Stock Plans, which are not transferrable. USSC may exercise the Purchase Option in whole, but not in part, if, but only if, (a) Covidien DE has acquired Shares pursuant to the Offer and (b) the Shareholder has failed to tender into the Offer any Shares or has withdrawn the tender of any Shares into the Offer in breach of the Tender and Voting Agreement. USSC may exercise the Purchase Option at any time within the 60 days following the date when such Purchase Option becomes exercisable.

During the term of the Tender and Voting Agreement, except as otherwise provided therein, the Shareholder agrees not to:

•

directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing;

•	take any action which would have the effect of preventing or disabling the Shareholder from performing its obligations under the Tender and Voting Agreement; or

•	take any action that Somanetics is prohibited from taking described under “Alternative Acquisition Proposals” above.

The Tender and Voting Agreement, and all rights and obligations of us, USSC and the Shareholder will terminate on the earlier of: earlier of (i) Effective Time, (ii) the Outside Date, (iii) the date of any modification, waiver or amendment to the Merger Agreement in a manner that reduces the amount and form of consideration payable thereunder to the Shareholder, and (iv) the termination of the Merger Agreement pursuant to the termination provisions thereof.

Confidentiality Agreement

Covidien plc through its subsidiary Tyco Healthcare Group LP d/b/a Covidien and Somanetics entered into a Confidentiality and Standstill Agreement on March 16, 2010. Pursuant to the Confidentiality Agreement, Covidien plc and its subsidiaries agreed to keep confidential certain information provided by Somanetics or its representatives and agreed to certain “standstill” provisions for the protection of Somanetics. The Merger Agreement provides that the Confidentiality Agreement remains in effect and that certain information exchanged pursuant to the Merger Agreement will be subject to the Confidentiality Agreement. Notwithstanding the above, the Merger Agreement provides that the Confidentiality Agreement does not restrict steps to prepare, file or disseminate documents related to the Offer or any other documents necessary to consummate the transactions contemplated by the Merger Agreement.

Plans for Somanetics

After we purchase the Shares pursuant to the Offer, USSC may appoint its representatives to Somanetics’ board of directors in proportion to its ownership of the outstanding Shares, as described above under “Board of Directors.” Following completion of the Offer and the Merger, USSC and Covidien plc intend to operate Somanetics as a direct subsidiary of USSC under the direction of USSC’s management.

USSC and Covidien plc intend to continue to review Somanetics’ business, operations, capitalization and management. Accordingly, USSC and Covidien plc reserve the right to change their plans and intentions at any time, as they deem appropriate.

Extraordinary Corporate Transactions

Except as indicated in this Offer to Purchase, USSC and Covidien plc have no present plans or proposals which relate to or would result in (1) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Somanetics or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of Somanetics or any of its subsidiaries, (3) any material change in the present dividend policy, or indebtedness or capitalization of Somanetics, (4) any change to Somanetics’ present management, (5) any other material changes in Somanetics’ corporate structure or business, (6) any class of equity securities of Somanetics being de-listed from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association or (7) any class of equity securities of Somanetics becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Appraisal Rights

Holders of the Shares do not have appraisal rights as a result of the Offer or the Merger, if consummated.

Going-Private Transactions

Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions. We and USSC do not believe that Rule 13e-3 will be applicable to the Merger because it is anticipated that the Merger will be consummated within one year after the completion of the Offer and in the Merger, shareholders will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority shareholders in the Merger be filed with the SEC and disclosed to shareholders prior to the consummation of the Merger.

13. Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement, until the earlier to occur of the termination of the Merger Agreement or the consummation of the Merger, without the prior written consent of USSC, Somanetics may not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital shares except in connection with the payment (which shall be in cash) of any dividends required to made under Somanetics’ certificate of incorporation, as in effect on the date of the Merger Agreement.

14. Certain Conditions of the Offer

The Merger Agreement provides that we will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares if, (i) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the Minimum Condition is not satisfied; (ii) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), any waiting period (and any extensions thereof) and any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act or any provision under comparable applicable laws of foreign jurisdictions have not expired, or been terminated or obtained, as applicable; or (iii) any of the following events occur and are continuing (and not be waived):

a)	there is pending any suit, action or proceeding (i) seeking to prohibit or impose any material limitations on our or USSC’s ownership or operation (or that of any of our respective subsidiaries or affiliates) of all or any material portion of Somanetics’ or Somanetics’ subsidiaries’ businesses or assets, taken as a whole, or to compel us or USSC or our respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of Somanetics or Somanetics’ subsidiaries or us, USSC and our or USSC’s affiliates, (ii) seeking to prohibit or make illegal the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, (iii) seeking to impose material limitations on our ability, or render us unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Merger, (iv) seeking to impose material limitations on the ability of us or USSC effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by us on all matters properly presented to Somanetics’ shareholders, or (v) seeking to require divestiture by USSC or any of its subsidiaries or affiliates of any Shares;

b)	there is any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a government entity, to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other action is taken by any governmental entity, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

c)(1)

the representations and warranties of Somanetics contained in the Merger Agreement (other than those in Section 3.2 (Authority), Section 3.3(a) and (b) (Capitalization), the first sentence of Section 3.8 (Absence of Adverse Changes) and Section 3.21 (Financial Advisor) of the Merger Agreement) shall not be true and correct (A) as of the date of the Merger Agreement except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) and (B) as of the Acceptance Time except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), in each case, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect”, except where the failure to be so true and correct, individually or in the aggregate, does not have or would not reasonably be expected to have a Company Material Adverse Effect; or (2) the representations and warranties of Somanetics contained in Section 3.2 (Authority), Section 3.3 (a) and (b) (Capitalization), the first sentence of Section 3.8 (Absence of Adverse Changes) and Section 3.21 (Financial Advisor) of the Merger Agreement shall not be true and correct in all respects as of the date of the Merger Agreement and the Acceptance Time; provided however that Sections 3.3(a) and 3.3(b) of the Merger Agreement shall not be deemed to not be true and correct in all respects in the event of any de minimus exceptions involving discrepancies of no more than 20,000 Shares in the aggregate or Shares issuable pursuant to Company Options or Company Restricted Shares;

d)	since the date of the Merger Agreement, there have occurred any events or changes which have had, or which are reasonably likely to have or constitute, individually or in the aggregate, a Company Material Adverse Effect;

e)	the Somanetics Board of Directors shall have (i) effected an Adverse Recommendation Change, (ii) recommended to Somanetics’ shareholders any proposal other than by USSC or Covidien DE in respect of an Acquisition Proposal, or publicly announced its intention to enter into any agreement in respect of any Acquisition Proposal, (iii) failed to publicly reaffirm its recommendation of the Merger Agreement or the Offer within four (4) business days of USSC’s request (provided that USSC is only allowed to make two (2) such reaffirmation requests prior to the Acceptance Time), or (iv) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act;

f)	Somanetics breaches or fails to perform or to comply in any material respect with any agreement, obligation or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure to perform or comply is not cured by Somanetics;

g)	we and USSC fail to receive a certificate executed by Somanetics’ Chief Executive Officer or President on behalf of Somanetics, dated as of the then-scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (c), (d) and (e) of this Section 14 have not occurred; or

h)	the Merger Agreement has been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of us and USSC, may be asserted by us or USSC regardless of the circumstances giving rise to such condition, and may be waived by us or USSC in whole or in part at any time and from time to time and in our sole discretion, subject in each case to the terms of the Merger Agreement. The failure by us or USSC at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and, each such right is deemed to be an ongoing right which may be asserted at any time and from time to time.

15. Certain Legal Matters

Except as described in this Section 15, based on a review of publicly available filings made by Somanetics with the SEC and other publicly available information concerning Somanetics and information supplied by Somanetics, none of USSC, Covidien DE or Somanetics is aware of any license or regulatory permit that appears to be material to the business of Somanetics and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of the Shares (and the indirect acquisition of the share of Somanetics’ subsidiaries) as contemplated herein or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of the Shares by us as contemplated herein. Should any such approval or other action be required, we and USSC currently contemplate that such approval or other action will be sought, except as described below under “State Takeover Laws.” If certain types of adverse actions are taken with respect to the matters discussed below, we could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 14 “Certain Conditions of the Offer” of this Offer to Purchase for a description of certain conditions to the Offer.

State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of U.S. federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

Chapter 7A of the MBCA may affect attempts to acquire control of Somanetics. In general, under Chapter 7A, “business combinations” (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan business corporations or their subsidiaries and an “interested shareholder” (defined as the direct or indirect beneficial owner of at least 10 percent of the voting power of a covered corporation’s outstanding shares) can only be consummated if there is an advisory statement by the Somanetics’ board of directors and the combination is approved by at least 90 percent of the votes of each class of Somanetics’ shares entitled to vote and by at least two-thirds of such voting shares not held by the interested shareholder or affiliates, unless five years have elapsed after the person involved became an “interested shareholder” and unless certain price and other conditions are satisfied. Somanetics’ board of directors has the power to elect to be subject to Chapter 7A as to specifically identified or unidentified interested shareholders, but has not elected to be subject to Chapter 7A in connection with the Offer or Merger with us and USSC. In addition, on June 13, 2010, prior to the execution of the Merger Agreement, the board of directors of Somanetics unanimously adopted and approved the Merger Agreement and the transactions contemplated thereby with us and USSC and determined that each of the Offer and the Merger is fair to, and in the best interests of, the shareholders of Somanetics. Accordingly, Chapter 7A is inapplicable to the Offer and the Merger.

Based on information supplied by Somanetics and the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the board of directors of Somanetics, we do not believe that any state takeover statutes or similar laws purport to apply to the Offer or the Merger. Except as described herein, neither we nor USSC has currently attempted to comply with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, we may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14 “Certain Conditions of the Offer” of this Offer to Purchase.

Antitrust

United States. USSC and Somanetics are required to file a Notification and Report Form with respect to the Offer under the HSR Act prior to completing the Offer. The acquisition of Shares pursuant to the Offer may only be consummated after the expiration or early termination of a 15-day waiting period commenced by the filing of a Notification and Report Form by USSC with respect to the Offer. The waiting period may be extended if the parties receive a request for additional information or documentary material from the Antitrust Division of the Department of Justice or the Federal Trade Commission (the “FTC”). If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information from USSC and Somanetics concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the parties with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of USSC. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to our obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

The Merger will not require an additional filing under the HSR Act if we own 50% or more of the outstanding Shares at the time of the Merger or the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our proposed acquisition of Somanetics. At any time before or after our acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by us or the divestiture of substantial assets of Somanetics or its subsidiaries or USSC or its subsidiaries. Private parties, including state Attorneys General, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

Other Foreign Jurisdictions. It may be necessary to make additional filings relating to the acquisition of the Shares pursuant to the Offer or the Merger with governmental entities in foreign jurisdictions, although we do not anticipate any such requirements. There can be no assurance that such governmental entities will not challenge the acquisition of the Shares on competition or other grounds or, if such a challenge is made, of the results thereof.

16. Fees and Expenses

We and USSC have retained Laurel Hill Advisory Group, LLC to act as the Information Agent and BNY Mellon Shareowner Services to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services and be reimbursed for certain reasonable out-of-pocket expenses. USSC will indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

Neither we nor USSC will pay any other fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by us upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Miscellaneous

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law.

Neither we nor USSC has authorized any person to give any information or to make any representation on behalf of USSC or us not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We and USSC have filed with the SEC the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Somanetics will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 of this Offer to Purchase.

June 25, 2010	Covidien DE Corp.

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF USSC, COVIDIEN DE AND COVIDIEN PLC

The names of the directors and executive officers (or functional equivalents) of USSC, Covidien DE and Covidien plc and their present principal occupations or employment and material employment history during the past five years are set forth below. Unless otherwise indicated, each director and executive officer (or functional equivalent) has been so employed for a period in excess of five years. Unless otherwise indicated, (i) the principal business address for each director of Covidien plc is 20 Lower Hatch Street, Dublin 2, Ireland, and the business telephone number for each such director or officer is +353 1 438-1700 and (ii) the principal business address for each officer of Covidien plc and each director and officer of USSC and Covidien DE is 15 Hampshire Street, Mansfield, MA 02048 and the business telephone number for each such director or officer is (508) 261-8000. Unless otherwise indicated, each director and executive officer (or functional equivalent) is a citizen of the United States. References below to “Covidien” include Covidien plc, its predecessor Covidien Ltd., and the healthcare business of Tyco International for all periods prior to the separation of Covidien plc from Tyco International.

COVIDIEN PLC

Directors

Richard J. Meelia — Mr. Meelia has served as the Chairman of the Board of Directors of Covidien since October of 2008. He has served on the Board of Directors of Covidien and has been its President and Chief Executive Officer since June 2007. From January 2006 through the separation of Covidien from Tyco International, Mr. Meelia was the Chief Executive Officer of Covidien and from 1995 through the separation, Mr. Meelia was also the President of Covidien. Mr. Meelia is also President of USSC and Covidien DE. Mr. Meelia’s principal business address is 15 Hampshire Street, Mansfield, MA 02048 and his business telephone number is (508) 261-8000.

Craig Arnold — Mr. Arnold joined the Board of Directors of Covidien immediately following its separation from Tyco International. Mr. Arnold is the Vice Chairman and Chief Operating Officer, Industrial Sector of Eaton Corporation, a diversified industrial manufacturer. From 2000 to 2008 he served as Senior Vice President of Eaton Corporation and President of the Fluid Power Group of Eaton Corporation. Prior to joining Eaton, Mr. Arnold was employed in a series of progressively more responsible positions at General Electric Company from 1983 to 2000. Mr. Arnold previously served as a director of Unocal Corporation, where he was also a member of the Audit Committee.

Robert H. Brust — Mr. Brust joined the Board of Directors of Covidien just prior to its separation from Tyco International and is currently Chairman of the Audit Committee. Mr. Brust has been the Chief Financial Officer of Sprint Nextel Corporation, a wireless and wireline communications company, since May 2008. From February 2007 to May 2008, Mr. Brust was retired. From January 2000 to February 2007, Mr. Brust served as Executive Vice President of Eastman Kodak Company, a provider of photographic products and services, and, from January 2000 to November 2006, he also served as Chief Financial Officer of Kodak. Prior to joining Kodak, Mr. Brust was Senior Vice President and Chief Financial Officer of Unisys Corporation from 1997 to 1999. He also worked in a variety of financial and financial management positions at General Electric Company from 1965 to 1997.

John M. Connors, Jr. — Mr. Connors joined the Board of Directors of Covidien immediately following its separation from Tyco International. Since 2006, Mr. Connors has served as Chairman Emeritus of Hill, Holliday, Connors, Cosmopulos, Inc., a full-service advertising agency that is part of The Interpublic Group of Companies, Inc. From 2003 to 2006, Mr. Connors served as Chairman of Hill, Holliday, and from 1968 to 2003 he was Chairman, President and Chief Executive Officer of Hill, Holliday. Mr. Connors is also a director of Hasbro, Inc. and serves on Hasbro’s Compensation Committee.

Christopher J. Coughlin — Mr. Coughlin joined the Board of Directors of Covidien immediately following its separation from Tyco International. Mr. Coughlin has been Executive Vice President and Chief Financial Officer of Tyco International, a global provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products, since March 2005. Prior to joining Tyco International, Mr. Coughlin served as Chief Operating Officer of The Interpublic Group of Companies, Inc. from June 2003 to December 2004. He joined Interpublic from Pharmacia Corporation, where he was Chief Financial Officer from 1998 to 2003. Previously, he held the position of Executive Vice President and Chief Financial Officer of Nabisco Holdings, where he also served as President of Nabisco International. Mr. Coughlin also serves as a director of The Dun & Bradstreet Corporation.

Timothy M. Donahue — Mr. Donahue joined the Board of Directors of Covidien immediately following its separation from Tyco International. Mr. Donahue served as Chairman of Sprint Nextel Corporation, a wireless and wireline communications company, from 2005 to 2006. He was the Chief Executive Officer of Nextel Communications, Inc. from 1999 until August 2005, and the President of Nextel from 1996 until August 2005. Mr. Donahue is also a director of Eastman Kodak Company, NVR, Inc. and Tyco International Ltd.

Kathy J. Herbert — Ms. Herbert joined the Board of Directors of Covidien immediately following its separation from Tyco International. From 2001 to 2006, Ms. Herbert served as Executive Vice President, Human Resources, of Albertson’s, Inc., an operator of supermarkets, combination food-drug stores and drug stores located in the United States. Prior to joining Albertson’s, she had been with Jewel Osco since 1969 in a variety of positions, most recently Vice President, Human Resources.

Randall J. Hogan, III — Mr. Hogan joined the Board of Directors of Covidien immediately following its separation from Tyco International. Mr. Hogan has served as Chairman and Chief Executive Officer of Pentair, Inc., an industrial manufacturing company, since 2002. From 2001 to 2002, he was President and Chief Executive Officer and from 1999 to 2001, President and Chief Operating Officer, of Pentair. Prior to joining Pentair, he was President of United Technologies’ Carrier Transicold Division. Before that, he was with the Pratt & Whitney division of United Technologies, General Electric Company and McKinsey & Company.

Dennis H. Reilley — Mr. Reilley joined the Board of Directors of Covidien immediately following its separation from Tyco International and served as the Chairman of the Board of Directors of Covidien until October 2008. From 2000 to April 2007, Mr. Reilley served as Chairman of Praxair, Inc., a supplier of industrial gases and high-performance surface coatings, and also served as Chief Executive Officer of Praxair from 2000 to December 2006. From 1989 to 2000, Mr. Reilley held many key positions at E.I. DuPont de Nemours & Company, including Chief Operating Officer. Earlier in his career he held various managerial positions at Conoco. Mr. Reilley is also a director of H.J. Heinz Company, Marathon Oil Corporation and The Dow Chemical Company.

Tadataka Yamada — Dr. Yamada joined the Board of Directors of Covidien immediately following its separation from Tyco International. Dr. Yamada has served as President of the Global Health Program of the Bill & Melinda Gates Foundation since June 2006. From 2000 to 2006, Dr. Yamada was Chairman of Research and Development for GlaxoSmithKline Inc. and prior to that, he held research and development positions at SmithKline Beecham. Prior to joining SmithKline Beecham, Dr. Yamada was Chairman of the Department of Internal Medicine at the University of Michigan Medical School and Physician-in-Chief of the University of Michigan Medical Center.

Joseph A. Zaccagnino — Mr. Zaccagnino joined the Board of Directors of Covidien immediately following its separation from Tyco International. Mr. Zaccagnino served as President and Chief Executive Officer of Yale-New Haven Health System and its flagship Yale-New Haven Hospital, the primary teaching hospital affiliate of the Yale University School of Medicine, from 1991 until his retirement in 2005. Mr. Zaccagnino is a director of NewAlliance Bancshares, Inc. and serves on the NewAlliance Bancshares Compensation and Governance Committees.

Officers

Richard J. Meelia — See above under “Covidien plc — Directors.”

Charles J. Dockendorff — Mr. Dockendorff has been Executive Vice President and Chief Financial Officer of Covidien since December 2006. Prior to that, Mr. Dockendorff served as Vice President, Chief Financial Officer and Controller of Covidien since 1995. Mr. Dockendorff is also Vice President of USSC and Covidien DE.

Jose E. Almeida — Mr. Almeida has been Senior Vice President of Covidien since June 2007. Mr. Almeida has been President, Medical Devices of Covidien since October 2006 and prior to that was President of Covidien’s International business since April 2004. From January 2003 to April 2004, Mr. Almeida was Chief Operating Officer of Greatbatch Technologies and from July 1998 to 2002, he was Vice President, Manufacturing of Covidien.

Timothy R. Wright — Mr. Wright has been Senior Vice President of Covidien since June 2007 and has been President, Pharmaceuticals of Covidien since February 2007. Prior to joining Covidien, Mr. Wright was Non-Executive Chairman of ParagonRx from 2006 to 2007. Mr. Wright was Chief Operating Officer of Xanodyne Pharmaceuticals from 2005 to 2006, Interim Chief Executive Officer, President and Board Member of AAIPharma from 2004 to 2005, President, Global Commercial Operations of Elan Bio-Pharmaceuticals from 2001 to 2004, and Senior Vice President, Healthcare Product Services of Cardinal Health from 1999 to 2001. Prior to joining Cardinal Health, Mr. Wright held senior management positions in the U.S. and abroad at DuPont Merck Pharmaceutical from 1986 to 1999. Mr. Wright is a director of Antigenics Inc., a biotechnology company that develops treatments for cancers and infectious diseases. Mr. Wright’s principal business address is 675 McDonnell Blvd., Hazelwood, MO 63042 and his business telephone number is (314) 654-2000.

Eric A. Kraus — Mr. Kraus has been Senior Vice President, Corporate Communications of Covidien since July 2006. Prior to joining Covidien, Mr. Kraus was Vice President, Corporate Communications and Public Affairs of The Gillette Company from July 1999 to July 2006.

John H. Masterson — Mr. Masterson has been Senior Vice President and General Counsel of Covidien since December 2006. Prior to that, Mr. Masterson served as Vice President and General Counsel of Covidien since 1999. Mr. Masterson is also Vice President and Assistant Secretary of Covidien DE.

Amy A. McBride-Wendell — Ms. McBride-Wendell has been Senior Vice President, Strategy and Business Development of Covidien since December 2006. Prior to that, Ms. McBride-Wendell served as Vice President, Business Development of Covidien since 1998.

Michael P. Dunford — Mr. Dunford has been Senior Vice President, Human Resources, of Covidien since April 2009. Prior to that, Mr. Dunford served as Vice President, Human Resources Global Processes and Systems, of Covidien since May 2008. Mr. Dunford served as Vice President, Human Resources, Operations, of Covidien from December 2006 to May 2008, and served as Vice President, Corporate Human Resources, of Covidien from May 2003 to December 2006. Mr. Dunford held several other human resources positions with Covidien since 1999.

Richard G. Brown, Jr. — Mr. Brown has been Vice President, Chief Accounting Officer and Corporate Controller of Covidien since September 2006. Prior to joining Covidien, he was Corporate Controller and Chief Accounting Officer of Eastman Kodak Company from December 2003 to September 2006. Prior to joining Eastman Kodak, Mr. Brown was a partner at Ernst & Young LLP, where he was employed for 32 years. Mr. Brown is also Vice President of USSC and Covidien DE.

Kevin G. DaSilva — Mr. DaSilva has been Vice President and Treasurer of Covidien since June 2007. Prior to that, he was Assistant Treasurer of Tyco International from July 2003 to June 2007. Prior to joining Tyco

International, Mr. DaSilva was with Lucent Technologies Inc. where he was Financial Vice President and served as Chief Financial Officer of the Worldwide Services Division from 2002 to 2003 and Assistant Treasurer from 1997 to 2002. Mr. DaSilva is also a member of the board of directors and Vice President and Treasurer of USSC and Covidien DE and a member of the board of directors of CIFSA.

Eric C. Green — Mr. Green has been the Vice President and Chief Tax Officer of Covidien since June 2007. Prior to that, he was Vice President, Tax Planning and Analysis of Tyco International from October 2003 to June 2007. Prior to joining Tyco International, Mr. Green was with Accenture where he was Director, Entity Tax Matters Group from July 2001 to September 2003 and Director, Global Tax Strategy/Planning from February 1998 to July 2001. Mr. Green is also a Vice President and Assistant Treasurer of USSC and Covidien DE and a member of the board of directors of CIFSA.

Coleman N. Lannum — Mr. Lannum has been Vice President, Investor Relations of Covidien since September 2006. He was retired from November 2005 until he joined Covidien. From February 2005 to November 2005, Mr. Lannum was a senior healthcare analyst for American Express Asset Management. From 1997 to November 2004, he was a senior analyst and portfolio manager of Putnam Investments.

James C. Clemmer — Mr. Clemmer has been President, Medical Supplies Sector of Covidien since September 2006. Prior to that, Mr. Clemmer was Group President of the Kendall Healthcare division of Covidien from June 2004 to September 2006, President, SharpSafety and Critical Care divisions of Covidien from June 2001 to June 2004, and Vice President and Genera Manager, SharpSafety division of Covidien from March 2001 to June 2001. Mr. Clemmer also formerly held positions as Director of marketing and Vice President of Marketing for SharpSafety division of Covidien.

UNITED STATES SURGICAL CORPORATION

Directors

Kevin G. DaSilva — See above under “Covidien plc — Officers.”

John W. Kapples — Mr. Kapples is a member of the board of directors and a Vice President and Secretary of both USSC and Covidien DE. Mr. Kapples has been Vice President and Secretary of Covidien and Tyco Healthcare Group LP d/b/a/ Covidien since November 2006. Prior to that, Mr. Kapples was Vice President and Secretary of Raytheon Company from January 2000 to October 2006.

Matthew J. Nicolella — Mr. Nicolella is Vice President and Chief Mergers & Acquisitions/Licensing Counsel of Tyco Healthcare Group LP d/b/a Covidien. Mr. Nicolella was Associate General Counsel for Tyco Healthcare Group LP from October 2003 through January 2007. Mr. Nicolella is a member of the board of directors and a Vice President and Assistant Secretary of both USSC and Covidien DE.

Officers

Richard J. Meelia — See above under “Covidien plc — Directors.”

Richard G. Brown — See above under “Covidien plc — Officers.”

Stephen C. Carey — Mr. Carey is a Vice President and Assistant Treasurer of both USSC and Covidien DE. Mr. Carey has been Vice President, Tax Reporting of Tyco Healthcare Group LP d/b/a Covidien since December 2006. From September 2002 until December 2006, Mr. Carey was Director of Tax Reporting at Raytheon Company.

Kevin G. DaSilva — See above under “Covidien plc — Officers.”

Charles J. Dockendorff — See above under “Covidien plc — Officers.”

Mark Farber — Mr. Farber is a Vice President and Assistant Secretary of USSC. Mr. Farber has also been Vice President and General Counsel, Surgical Devices, of Tyco Healthcare Group LP, d/b/a Covidien, since September 2008. Prior to that, Mr. Farber served as Vice President and Deputy Chief Intellectual Property Counsel of Tyco Healthcare Group LP since October 2006. From July 2004 through October 2006, Mr. Farber served as Vice President and Chief Intellectual Property Counsel of the U.S. Surgical division of Tyco Healthcare Group LP. Mr. Farber’s principal business address is 60 Middletown Avenue, North Haven, Connecticut and his business telephone number is (203) 845-1000.

Eric. C. Green — See above under “Covidien plc — Officers.”

John W. Kapples — See above under “United States Surgical Corporation — Directors.”

Michael W. Lyons — Mr. Lyons is a Vice President and Assistant Secretary of USSC. Mr. Lyons has also been Associate General Counsel, Surgical Devices of Tyco Healthcare Group LP d/b/a Covidien, since 2007. Prior to that, Mr. Lyons was Senior Corporate Counsel, Surgical Devices of Tyco Healthcare Group LP d/b/a Covidien since 1992. Mr. Lyons’ principal business address is 150 Glover Avenue, Norwalk, Connecticut and his business telephone number is (203) 845-1000.

John H. Masterson — See above under “Covidien plc — Officers.”

Matthew J. Nicolella — See above under “United States Surgical Corporation — Directors.”

Lawrence T. Weiss — Mr. Weiss is a Vice President and Assistant Secretary of USSC and Covidien DE. Since December 2006, Mr. Weiss has been Vice President and Chief International Counsel of Tyco Healthcare Group LP d/b/a/ Covidien. From 2003 through 2006, Mr. Weiss was Associate General Counsel of Tyco Healthcare Group LP.

Joseph Wuestner — Mr. Wuestner is a Vice President and Assistant Secretary of USSC. Mr. Wuestner is Vice President, Chief Corporate Counsel, Pharmaceuticals of Tyco Healthcare Group LP d/b/a Covidien. Prior to 2009, Mr. Wuestner was Vice President, Chief Corporate Counsel, Imaging Solutions of Tyco Healthcare Group LP d/b/a Covidien. Mr. Wuestner’s principal business address is 675 McDonnell Blvd., Hazelwood, MO 63042 and his business telephone number is (314) 654-2000.

COVIDIEN DE CORP.

Directors

Kevin G. DaSilva — See above under “Covidien plc — Officers.”

John W. Kapples — See above under “United States Surgical Corporation — Directors.”

Matthew J. Nicolella — See above under “United States Surgical Corporation — Directors.”

Officers

Richard J. Meelia — See above under “Covidien plc — Directors.”

Richard G. Brown — See above under “Covidien plc — Officers.”

Stephen C. Carey — See above under “United States Surgical Corporation — Officers.”

Kevin G. DaSilva — See above under “Covidien plc — Officers.”

Charles J. Dockendorff — See above under “Covidien plc — Officers.”

Eric. C. Green — See above under “Covidien plc — Officers.”

Lisa K. Golod — Ms. Golod is a Vice President and Assistant Treasurer of Covidien DE. Ms. Golod is also the Vice President of Tax Planning of Tyco Healthcare Group LP d/b/a Covidien. Prior to that, Ms. Golod served as Senior Director of Tax Planning of Tyco Healthcare Group LP d/b/a Covidien from June 2007 to December 2009. From June 2003 to June 2007, Ms. Golod was Senior Director of State Tax Planning for Tyco International Group S.A.

John H. Masterson — See above under “Covidien plc — Officers.”

Matthew J. Nicolella — See above under “United States Surgical Corporation — Directors.”

Lawrence T. Weiss — Stephen C. Carey — See above under “United States Surgical Corporation — Officers.”

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of Somanetics or such shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

The Depositary for the Offer to Purchase is:

By Mail:	By Facsimile Transmission:	By Overnight Courier:

BNY Mellon Shareowner Services Attn: Corporate Actions Dept., 27th Floor P.O. Box 3301 South Hackensack, NJ 07606	For Eligible Institutions Only: (201) 680-4626 For Confirmation Only Telephone: (201) 680-4860	BNY Mellon Shareowner Services Attn: Corporate Actions Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

Any questions, requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. To confirm delivery of Shares, shareholders are directed to contact the Depositary.

The Information Agent for the Offer is:

Laurel Hill Advisory Group, LLC

100 Wall Street, 22nd floor

New York, NY 10005

Banks and brokers call (collect): (917) 338-3181

All others call toll free: (866) 351-1539